IN THE UNITED STATES COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§	
	§	
IRONCLAD ENCRYPTION CORPORATION,	§	Case No. **20-34332**
	§	Chapter 11
	§	
DEBTOR.	§	

ORDER CONFIRMING SECOND AMENDED
PLAN OF REORGANIZATION AND APPROVING DISCLOSURE

On March 17, 2021, the Court held a hearing (the "Confirmation Hearing")[1] to consider the Second Amended Combined Plan of Reorganization and Disclosure Statement, including as modified at Docket 64 (the "DS/Plan") proposed by IronClad Encryption Corporation, the debtor and debtor-in-possession in the above captioned bankruptcy case ("IronClad" or the "Debtor"). The Court makes the following findings of fact and conclusions of Law:

1. The following record (the "Record") was established to support final approval of the disclosure contained in the DS/Plan (the "Disclosure") and Confirmation of the Plan of Reorganization contained in the DS/Plan (the "Plan"):

- All documents identified on the Debtor's Exhibit and Witness List filed on March 8, 2021 (ECF Doc 59), as Supplemented by the Debtor's Supplemental Exhibit and Witness List filed on March 16, 2021 (ECF Doc 67), all of which were admitted into evidence without objection;
- The testimony James Doyle McGraw by Unsworn Declaration of James Doyle McGraw Under penalty of Perjury dated March 16, 2021 (ECF Doc 70), Debtor's Chief Executive Officer and Chairman of the Board.
- The evidence in respect of the transmittal and service of the solicitation materials, all of which was filed with the Court (Debtor's Exhibit 3);

[1] Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan.

- Evidence regarding tabulation of votes on the Plan, which was admitted into evidence without objection (Debtor's Exhibit 4);

- The entire record of the Debtor's chapter 11 cases (the "Chapter 11 Case") and the docket maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered, or adduced at the hearings held before the Court during the pendency of this Chapter 11 Case, as to all of which the Court took judicial notice at the Confirmation Hearing; and

- The statements and argument of counsel on the record at the Confirmation Hearing, and all papers and pleadings filed with the Court in support of, in opposition to, or otherwise in connection with, final approval of the Disclosure and confirmation of the Plan.

2. The evidence that was admitted into the Record in support of final approval of the Disclosure and Confirmation of the Plan and all related matters demonstrates, by a clear preponderance of the evidence, that the Disclosure should be approved on a final basis, and that the Plan should be confirmed.

3. The Disclosure and the Plan satisfy all applicable requirements under the Bankruptcy Code and Bankruptcy Rules and is in the best interest of the Debtor and its Estate, and is supported by the Record, and therefore should be confirmed.

4. Two objections were filed, as follows:

- Objection to Final Approval of Disclosure And Confirmation Of Plan filed by filed by of Hybrid Titan Management, LLC. ECF Doc 51 (the "Hybrid Confirmation Objection").

- PollenTech Oy's Objection to the Second Amended Combined Plan of Reorganization and Disclosure Statement. ECF Doc 50 ("PollenTech Oy Objection").

5. The Hybrid Confirmation Objection and the PollenTech Oy Objection (the "Confirmation Objections") were the only objections filed with respect to final approval of the Disclosure and Confirmation of the Plan. The Confirmation Objections were withdrawn by agreement. The Hybrid Confirmation Objection was resolved in accordance with the terms and

provisions of the Settlement Agreement attached to this Confirmation Order as **Exhibit "A"** and incorporated herein for all purposes (the "Hybrid Titan Settlement"). The PollenTech Oy Objection was resolved by the First Modification to Second Amended Plan (the "First Modification"), which was filed with the Court on March 16, 2021, at ECF Doc 64 (the "PollenTech Oy Settlement"). The First Modification is attached hereto as **Exhibit "C"** and incorporated herein for all purposes. The Court finds and concludes that Hybrid Titan Settlement and the PollenTech Oy Settlement are in the best interests of the Estate and should be approved by the Court.

6. The Record amply supports final approval of the Disclosure and Confirmation of the Plan, and the Court finds and concludes that the Disclosure should be approved as satisfying the requirements of 11 U.S.C. § 1125 and that the Plan is in the best interests of the Estate, satisfies the requirements of 11 U.S.C. § 1129 and should be confirmed.

7. The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by the Court at the Hearing are hereby incorporated herein by reference for all purposes to the extent not inconsistent herewith. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

A. Jurisdiction and Venue

8. The Court has subject matter jurisdiction to confirm the Plan pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2)(A),(L), (N) and(O).

B. Background

9. On August 28, 2020 (the "Petition Date"), the Debtor filed a voluntary petition for relief under Chapter 11. The Debtor has continued to operate its business and manage its property as a debtor and debtor-in-possession under 11 U.S.C. §§ 1107(a) & 1108.

C. Conditional Approval of the Disclosure in the DS/Plan & Solicitation

10. On January 4, 2021, the Debtor's Disclosure was conditionally approved. ECF Doc 30.

D. Notice

11. As set forth in the Record, and in the Certificates of Service filed in this Bankruptcy Case, the Debtor complied with the Order Granting Emergency Agreed Motion for Mediation and for Other Relief (ECF Doc 43) entered on January 28, 2021, notice of the dates of the Confirmation Hearing and the deadlines for filing and serving objections to confirmation and for voting on the Plan and all other relevant deadlines related to the Plan were served on all creditors and parties in interest in this Bankruptcy Case.

E. **Voting**

12. As set forth in the Record, each impaired Class of Claims and Interests has voted to accept the Plan under 11 U.S.C. § 1126, with the exception of the Administrative Convenience Class 2. The procedure by which ballots were received and tabulated was fair, properly conducted, and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Court, and the Disclosure Statement Order.

F. Implementation of the Plan

13. Article VII of the DS/Plan provides the means for execution of the Plan. The provisions of Article VII of the DS/Plan and the transactions and transfers to be implemented are

consistent with and permissible under 11 U.S.C. § 1123(a)(5) and are consistent with the and in the best interests of Creditors and public policy.

14. Each Plan transaction is, as set forth in 11 U.S.C. § VII of the DS/Plan (the "Plan Transactions") is necessary and appropriate in order to facilitate the Plan, and maximize value for the Debtor, its Estate and Creditors, and other parties-in-interest. Approval of the Plan transactions is within the authority of the Court pursuant to 11 U.S.C. § 1123(a) and otherwise in furtherance of the general principles. The Plan Transactions represent the exercise of the sound business judgment of the Debtor, will benefit the Estate and are proposed in good faith.

15. The entry of the Confirmation Order shall constitute authorization for the Debtor and the Chief Financial Officer to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Court without further approval, act or action under any applicable law, order, rule or regulation.

G. Releases, Exculpations and Injunctions

16. The Plan, as modified, provides for various releases, exculpations and injunctions, which (a) are within the jurisdiction of the Court under 28 U.S.C. § 1334; (b) are integral elements of the transactions incorporated into the Plan; (c) confer material benefit on, and are in the best interests of, the Debtor, its Estate and Creditors; (d) are important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Case with respect to the Debtor; (e) to the extent they impact the Causes of Action against non-Debtors, only do so to the extent such Causes of Action are inextricably interwoven with Claims against the

Debtor; and (f) are consistent with 11 U.S.C. §§105, 524, 1123, 1129, and 1141 and other applicable provisions. These provisions are subject to the Hybrid Titan Settlement.

H. Executory Contracts and Unexpired Leases

17. The Plan constitutes a motion to reject all of the Debtor's executory contracts and unexpired leases, if any, with the exception of the Lerner Employment Agreement, which is being assumed pursuant to a Debtor's Motion to Approve Compromise of Controversies With Lerner Parties (ECF 45) (the "Lerner 9019 Motion"). Each executory contract or unexpired lease to be rejected pursuant to the Plan is burdensome and the rejection thereof is in the best interests of the Estate. The Debtor has exercised reasonable business judgment in determining whether to reject or assume each of the Debtor's executory contracts and unexpired leases under the terms of the Plan and the Lerner 9019 Motion.

I. Bankruptcy Rules 3020(e)

18. Good cause exists for waiving and eliminating the stay of the Confirmation Order set forth in Bankruptcy Rule 3020(e). In particular, the Plan represents a fair and equitable treatment of the classes of impaired Claims, and should be consummated as expeditiously as possible.

J. The Plan Complies with 11 U.S.C. § 1129

19. The Plan, which is attached hereto and incorporated herein for all purposes as **Exhibit "B"**, as modified by the First Modification, which is attached hereto and incorporated herein for all purposes as **Exhibit "C"**, satisfies the provisions of 11 U.S.C. §1129, as demonstrated below:

The Plan Complies with 11 U.S.C. § 1129(a)(l)

20. Pursuant to 11 U.S.C. § 1129(a)(l), the Court finds and concludes that the Plan complies with the applicable provisions of the Bankruptcy Code. The classification of

claims in the Plan conforms to the statute in that it separately classifies Claims based on valid business and legal reasons. The Plan's classification has a rational basis because it is based on the respective legal rights of each holder of a Claim against or Interest in the Debtor's Estate. The Plan was not proposed with the intent of creating a consenting impaired class and, thereby, manipulate class voting.

The Plan Complies with 11 U.S.C. § 1129(a)(2)

21. Pursuant to 11 U.S.C. § 1129(a)(2), the Court finds and concludes that the Debtor has complied with the applicable provisions of Title 11, including, specifically, 11 U.S.C. §s 1125 and 1126, the Federal Rules of Bankruptcy Procedure governing notice, disclosure and solicitation in connection with the Plan, the Disclosure contained in the DS/Plan.

The Plan Complies with 11 U.S.C. § 1129(a)(3)

22. Considering the totality of the circumstances surrounding the Plan, ask the Court to determine that the Plan was proposed in good faith and not by any means forbidden by law, thereby satisfying 11 U.S.C. § 1129(a)(3).

The Plan Complies With 11 U.S.C. § 1129(a)(4)

23. As to 11 U.S.C. § 1129(a)(4), the Court finds and concludes that the Plan provides that each Professional who holds or asserts a Claim for fees and expenses (a "Fee Claim"), or any other party in interest who asserts a claim under 11 U.S.C. § 330 or 503 for compensation or reimbursement in the Chapter 11 Case, incurred prior to the Effective Date, shall be required to file with the Court and serve on all parties required to receive such notice, an application on account of such Fee Claim within thirty (30) days after the Confirmation Date. Failure to file and serve such notice timely and properly results in the Fee Claim being forever barred and discharged. *The Plan Complies With 11 U.S.C. § 1129(a)(5)*

24. As to 11 U.S.C. § 1129(a)(5), the Disclosure in the DS/Plan disclose the identity and affiliations of the proposed officers, directors of the Reorganized Debtor after confirmation of the Plan. The Court further finds and concludes that the appointment and/or continuance of such officers and directors is consistent with the interests of creditors and with public policy.

The Plan Complies With 11 U.S.C. § 1129(a)(6)

25. As to 11 U.S.C. § 1129(a)(6), the Court finds and concludes that there is no regulatory commission having jurisdiction over the rates charged by the Reorganized Debtor in the operation of its business.

The Plan Complies with 11 U.S.C. § 1129(a)(7)

26. As set forth fully in the Liquidation Analysis, the Court should find that the "best interests" test is satisfied as to all Impaired Classes of Claims, and that all impaired classes of Claims have accepted the Plan.

The Plan Complies with 11 U.S.C. § 1129(a)(8) and (b)(1)

27. 11 U.S.C. § 1129(a)(8) is satisfied with respect to the Claims in Classes that are not impaired under the Plan and are conclusively presumed to have accepted the Plan in accordance with 11 U.S.C. § 1126(f).

28. Based on the Record, the Impaired Classes 2, 3 and 4 have accepted the Plan:

The Plan Complies with 11 U.S.C. § 1129(a)(9)

29. 11 U.S.C. § 1129(a)(9) requires that persons holding claims entitled to priority under 11 U.S.C. § 507(a) receive specified cash payments under the Plan.

30. Consistent with 11 U.S.C. § 1129(a)(9)(A), the Plan provides that each holder of an Allowed Administrative Claim shall be paid the amount of such holder's Allowed

Claim in Cash on the Effective Date, or shall receive such other treatment as agreed upon in writing by the Debtor and such holder.

31. Consistent with 11 U.S.C. § 1129(a)(9)(C), the Plan provides that each holder of an Allowed Priority Tax Claim shall receive payment in full with interest from the Effective Date of the Plan in satisfaction of 11 U.S.C. § 1129(a)(9)(C).

32. Based upon the foregoing, the Plan satisfies the requirements of 11 U.S.C. § 1129(a)(9).

The Plan Complies with 11 U.S.C. § 1129(a)(10)

33. At least one Class of Impaired Creditors accepted the Plan. The Plan satisfies the requirements of 11 U.S.C. § 1129(a)(10).

The Plan Complies with 11 U.S.C. § 1129(a)(11)

34. Considering the the terms of the payout to creditors in Classes 2, 3 and 4 under the Plan, and the Business Plan of the Reorganized Debtor's attached as Exhibit 7 to the DS/Plan, the Court finds and concludes that the Plan satisfies feasibility requirements under 11 U.S.C. § 1129(a)(11).

The Plan Complies with 11 U.S.C. § 1129(a)(12)

35. The Plan provides that the Reorganized Debtor's Chief Financial Officer, David Gullickson, shall be responsible for timely payment of United States Trustee quarterly fees incurred pursuant to 28 U.S.C. §1930(a)(6). Any fees due as of the date of confirmation of the Plan will be paid in full on the Effective Date. After confirmation, the Chief Financial Officer shall pay United States Trustee quarterly fees as they accrue until this case is closed by the Court. Therefore, the Court finds and concludes that the Plan satisfies 11 U.S.C. § 1129(a)(12).

11 U.S.C. § 1129(a)(13) is inapplicable

36. The Debtor has no retiree benefits. As such, the requirements of 11 U.S.C. § 1129(a)(13) are inapplicable.

11 U.S.C. § 1129(a)(14) is inapplicable

37. The Debtor is not required by a judicial or administrative order, or by statute, to pay a domestic support obligation. Accordingly, 11 U.S.C. § 1129(a)(14) is inapplicable.

11 U.S.C. § 1129(a)(15) is inapplicable

38. The Debtor is not an individual. Accordingly, 11 U.S.C. § 1129(a)(15) is inapplicable.

The Plan Complies with 11 U.S.C. § 1129(a)(16)

39. As to 11 U.S.C. § 1129(a)(16), the Court finds and concludes that all transfers of property under the Plan will be made in accordance with any applicable provisions of non-bankruptcy law that govern the transfer of property by a corporation or trust that is not a moneyed, business, or commercial corporation or trust. Accordingly, the Plan satisfies the requirements of 11 U.S.C. § 1129(a)(16).

Cramdown Under 11 U.S.C. § 1129(b)(2)(C)

40. With respected to Classes 5 and 6, the Debtor has invoked the cramdown provisions of 11 U.S.C. § 1129(b)(2)(B) & (C). With respect thereto the Court makes the following additional findings and conclusions:

a. **Class 5**. The only member of Class 5 to vote in Class 5 is an insider. To the extent that such vote cannot be counted towards an acceptance of the Plan, the Court finds that:

> Class 5 consists of the Allowed existing Interests of the holders of Debtor's issued and outstanding Classes A & B Common Stock. **Treatment**. Upon the Effective Date, such interests in the Debtor shall be deemed cancelled.

> With respect to Class 5, the treatment afforded to Class 5 interest holders is "fair and equitable" in that the interests of the interest holders in all junior Classes of interests under the Plan are being canceled, such that junior classes of interests will not receive or retain under the Plan on account of such junior interest any property.

b. **Class 6** The only member of Class 6 to vote in Class 6 is an insider. To the extent that such vote cannot be counted towards an acceptance of the Plan, the Court finds that:

> Class 6 consists of the Allowed existing Interests of the holders of Debtor's issued and outstanding Preferred Stock – Series A. **Treatment**. Upon the Effective Date, such interests in the Debtor shall be deemed canceled.
>
> With respect to Class 6, the treatment afforded to Class 6 interest holders is "fair and equitable" in that the interests of the interest holders in all junior Classes of interests under the Plan are being canceled, such that junior classes of interests will not receive or retain under the Plan on account of such junior interest any property.

THE COURT CONCLUDES THAT THE PLAN MEETS THE REQUIREMENTS OF 11 U.S.C. §1129, AND, ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

APPROVAL OF THE DISCLOSURE PROVIDED IN THE DS/PLAN

41. The Disclosure provided for under the DS/Plan is **APPROVED** as containing information satisfying the requirements of 11 U.S.C. § 1125.

APPROVAL AND CONFIRMATION OF THE PLAN

42. The Plan is **CONFIRMED**, in accordance with 11 U.S.C. § 1129.

43. The provisions of the Plan and this Confirmation Order are binding on the Debtor, the Creditors, Interest Holders and any interested party in the Debtor's Bankruptcy

Case, and any other person or entity, and their respective personal representatives, heirs, successors, and assigns, regardless of whether any such persons or entities voted to accept the Plan as Modified.

44. Notwithstanding any otherwise applicable law, entry of this Confirmation Order, but subject to the occurrence of the Effective Date, the terms of the Plan (including the exhibits thereto, and all documents and agreements executed pursuant to the Plan) and the Confirmation Order shall be binding upon the Debtor, and all holders of Claims against and Interests in the Debtor, whether or not impaired under the Plan, each Person acquiring property under the Plan, any other party in interest, any Person or Entity making an appearance in this Chapter 11 Case and each of the foregoing's respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, managers, members, partners, agents, representatives, attorneys, beneficiaries or guardians. To the extent that any provisions of the Confirmation Order may be inconsistent with the terms of the Plan, the terms of the Confirmation Order shall be binding and conclusive.

45. Specifically, the stock interests of all interest holders (shareholders) in Classes 5 and 6 under the Plan are canceled. The Reorganized Debtor is authorized to take all steps necessary, including the amendment of the Debtor's charter, to authorize a new class of common and/or preferred stock, and to issue to Mr. McGraw, or his assigns, shares of the newly issued stock in the Debtor, as provided for under the Plan.

CLASSIFICATION AND TREATMENT

46. All Claims and Interests shall be, and hereby are, classified and treated as set forth in the Plan. The Plan's classification scheme shall be, and hereby is, approved.

47. The treatment of all Claims and Interests as provided in the Plan shall be, and hereby is, approved.

ADMINISTRATIVE CLAIMS

48. The holder of any Administrative Claim must file with the Court a request for payment of such Administrative Claim on or before 30 days after the Confirmation Date (the "Administrative Claim Bar Date"). Such request must include at a minimum (a) the name of the holder of the Claim, (b) the amount of the Claim, and (c) the basis of the Claim (including applicable documentation). ***Failure to timely and properly file a request by the Administrative Claim Bar Date shall result in the Administrative Expense Claim being forever barred and discharged.*** An Administrative Claim with respect to which notice has been properly filed shall become an Allowed Administrative Claim if no objection is filed within 60 days after the Effective Date. If an objection is filed within such period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by Order of the Court.

49. The Chief Financial Officer is authorized and directed to pay all Allowed Administrative Expense Claims, notwithstanding any appeal or motion for reconsideration of such Order, unless a court of competent jurisdiction has issued a stay pending appeal or reconsideration of such Order. The Chief Financial Officer is authorized and directed to rely on Orders of the Court on in making distributions to all other creditors – including in paying such claims – notwithstanding an appeal or motion for reconsideration of such Order, unless a court of competent jurisdiction has issued a stay pending appeal or reconsideration of such Order.

ENFORCEABILITY OF PLAN

50. Pursuant to 11 U.S.C. §s 1123(a), 1141(a) and 1142 and the provisions of the Confirmation Order, the Plan and all Plan-related documents shall be, and hereby are, valid, binding, and enforceable notwithstanding any otherwise applicable non-bankruptcy law.

AUTHORIZATION TO IMPLEMENT THE PLAN

51. Upon the entry of the Confirmation Order, the Chief Financial Officer on behalf of the Debtor is authorized to take or cause to be taken all actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and to execute, enter into, or otherwise make effective all documents arising in connection therewith (as they may be amended or modified as contemplated or permitted by the Plan) prior to, on and after the Effective Date. All such actions taken or caused to be taken shall be, and hereby are, authorized and approved by the Court such that no further approval, act, or action need to be taken under any applicable law, order, rule or regulation.

52. The approvals and authorizations specifically set forth in the Confirmation Order are not intended to limit the authority of the Reorganized Debtor to take all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or the Confirmation Order.

RETENTION OF CAUSES OF ACTION

53. All Causes of Action shall be retained for the benefit of the Reorganized Debtor. The Reorganized Debtor's right to commence, prosecute or settle such Causes of Action shall be, and hereby is, preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor is hereby authorized to prosecute all Causes of Action, and the Reorganized Debtor has standing to bring all such Causes of Action. The Reorganized Debtor expressly reserves all Causes

of Action for later adjudication, and, therefore, no preclusion doctrine, including without limitation, the doctrines of *res judicata,* collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Cause of Action upon or after the confirmation and consummation of the Plan by reason of entry of the Confirmation Order.

DISBURSING AGENT /DISTRIBUTIONS

54. The Chief Financial Officer is approved as the disbursing agent and shall have all powers, rights, duties, and protections afforded the disbursing agent under the Plan. Pursuant to the terms and provisions of the Plan, the Chief Financial Officer shall make the required distributions specified under the Plan.

REJECTED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

55. On the Effective Date, all executory contracts and unexpired leases of the Debtor shall be, and hereby are, rejected in accordance with the terms of the Plan, except for the Lerner Employment Agreement, which is being assumed pursuant to the Lerner 9019 Motion, which is being considered at the Heard on this date. Lerner's cure payment is being treated in Class 4 under the Plan.

56. If the rejection of an executory contract or an unexpired lease results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtor or their respective properties or agents, successors, or assigns, unless a proof of Claim is filed with the Court and served by the earlier of (a) 30 days after the Confirmation Date or (b) such other deadline as the Court may set for asserting a Claim for such damages. Any Claim arising from the rejection of an unexpired lease or executory contract and not barred by the Plan shall be treated as a General Unsecured Claim pursuant to the

Plan; provided, however, that any Claim based upon the rejection of an unexpired lease of real property shall be limited in accordance with 11 U.S.C. § 502(b)(6) and state law mitigation requirements. Nothing contained in the Plan shall be deemed an admission by the Debtor's Estate that such rejection gives rise to or results in a Claim or shall be deemed a waiver by the Debtor's Estate of any objections to such Claim if asserted.

RELEASES AND EXCULPATIONS

57. The exculpation and release provision set forth in Section XIII of the Plan shall be, and hereby are, approved, and shall be effective without further action upon the occurrence of the Effective Date, subject only to the reservation of rights in favor of Hybrid Titan Management, LLC, as set forth in the Settlement Agreement attached to this Confirmation Order as **Exhibit "A"**, and the reservation of rights in favor of PollenTech Oy, as set forth in the First Modification, which is attached as **Exhibit "C"**. The Hybrid Settlement Agreement, including the reservation of rights in favor of Hybrid, is hereby **APPROVED**, and the reservation of rights set forth I the First Modification in favor of PollenTech Oy is hereby **APPROVED.**

RETENTION OF JURISDICTION

58. Pursuant to 11 U.S.C. §s 105(a) and 1142, the Court shall retain and shall have exclusive jurisdiction over any matter set forth in the Plan, as provided in Section XII of the Plan.

EFFECT OF CONFIRMATION

59. The provisions of Article XIII of the Plan shall be the order of this Court and the law of this case, as though such provisions have been set forth *verbatim* in their entirety in this Confirmation Order.

MISCELLANEOUS PROVISIONS

60. Except as set forth in the Hybrid Titan Settlement, the stay in effect in the Chapter 11 Cases pursuant to 11 U.S.C. § 362(a) shall continue to be in effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunctions set forth in Article XII of the Plan, and/or 11 U.S.C. §§ 524 and 1141; provided, however, that nothing herein shall bar the execution and filing of financing documents (including Uniform Commercial Code financing statements by the Lerner Parties as permitted by the Lerner 9019 Compromise Motion).

61. Nothing in the Plan or the Confirmation Order is intended to affect or modify the right of any party in interest under 11 U.S.C. § 502(a) to object to a claim or interest.

62. Upon its entry, the Debtor will serve notice of the entry of the Confirmation Order which will include, among other things, notice of relevant deadlines and dates.

63. All time periods set forth in this Confirmation Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

64. The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall have no effect on the validity, binding effect, or enforceability of such provision, and such provision shall have the same validity, binding effect, and enforceability as every other provision of the Plan.

65. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified, or vacated by subsequent order of this Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtor's receipt of written notice of any such order, nor shall such reversal, modification or vacatur of this Confirmation Order affect

the validity or enforceability of such act or obligation. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan, and all documents, instruments, and agreements related thereto or any amendments or modifications thereto.

66. The Plan shall be deemed to be substantially consummated on the Effective Date. In the event the Effective Date does not occur, the Confirmation Order shall be considered null and void.

67. The Effective Date shall occur on the 15th day following entry of this Confirmation Order or as soon thereafter as is practicable.

Signed: March 17, 2021

Christopher Lopez
United States Bankruptcy Judge

EXHIBIT "A"

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into this 15th day of March 2021 by and between Ironclad Encryption Corporation (the "**Debtor**"), J.D. McGraw ("**McGraw**") as co-proponent of the *Second Amended Combined Plan of Reorganization and Disclosure Statement* and Hybrid Titan Management, LLC ("**Hybrid**") (together, the "**Parties**").

RECITALS

WHEREAS on or about April 4, 2019, Hybrid filed a lawsuit in North Carolina state court (the "**NC Lawsuit**") against the Debtor, J.D McGraw ("**McGraw**"), and Columbia Stock Transfer ("**CST**"). A true and correct copy of the Complaint is attached to Hybrid's Proof of Claim 9-1 filed in this case on December 29, 2020 (the "**POC**").

WHEREAS on or about June 16, 2020, the judge in the NC Lawsuit ordered the parties to mediation and arbitration and stayed the action pending its completion (the "**NC Order**"). A true and correct copy of the NC Order is attached to the *Emergency Motion of Hybrid Titan Management, LLC Pursuant to Fed.R.Bankr.P. 3018(a) for Temporary Allowance of a Claim for Purposes of Voting on Plan and Emergency Hearing on Motion* (the "**Allowance Motion**").

WHEREAS the Debtor filed a voluntary petition under chapter 11 of the Bankruptcy Code on August 28, 2020 commencing this Case and thereby staying the NC Lawsuit and the mediation and arbitration as to the Debtor.

WHEREAS on February 15, 2021, the Debtor filed its *Second Amended Combined Plan of Reorganization and Disclosure Statement.*

WHEREAS on March 15, 2021, the Debtor filed its *First Modification to Second Amended Combined Plan of Reorganization and Disclosure Statement* (the "**Plan**").

WHEREAS on March 5, 2021 Hybrid filed its *Objection to Final Approval of Disclosure and Confirmation of Plan* (the "**Plan Objection**").

WHEREAS on March 5, 2021, the Debtor filed its *Debtor-in-Possession's Objection to Proof of Claim* (the "**Claim Objection**").

WHEREAS on March 8, 2021, Hybrid filed its *Objection to Motion to approve Compromise of Controversies with Lerner Parties* (the "**9019 Objection**").

WHEREAS on March 10, 2021, Hybrid filed the Allowance Motion.

WHEREAS the Debtor and Hybrid have entered into this Settlement Agreement in order to avoid the further cost, time and risk of litigation.

NOW THEREFORE, for good cause and consideration, the Debtor and Hybrid hereby agree as follows:

AGREEMENT

1. The Parties agree to the Recitals as stated above.

2. To resolve the Claim Objection and without any admissions or denials, Hybrid will have an Allowed Unsecured Claim in the Case for $60,000.00 and will be treated in Class 3 of the Plan or receive the same treatment as other similarly classed unsecured creditors in any modified or amended Plan.

3. Hybrid will withdraw its Plan Objection, the 9019 Objection, and the Allowance Motion and will file a ballot accepting the Plan.

4. The Debtor will withdraw its Claim Objection.

5. Notwithstanding anything in the Plan or any further modification, Hybrid's claims or causes of action in the NC Lawsuit or otherwise against any non-debtor party (including but not limited to claims against McGraw and CST based on the alleged civil conspiracy) are not released, and the Debtor shall make itself and/or its records available for providing evidence in the NC Lawsuit and related mediation/arbitration. This Settlement Agreement does not resolve or affect in any way Hybrid's claims or causes of action in the NC Lawsuit or otherwise against any non-debtor party, nor does it affect any counterclaims that may be filed by any non-debtor party.

6. Hybrid will assert no further claim against the Debtor; however, in the event the Case is converted to a Chapter 7 or a Chapter 11 trustee is appointed, Hybrid may assert the full amount of its POC, and the trustee may assert such claim objections or counterclaims as the trustee may have against Hybrid.

Dated this 15 day of March, 2021

DocuSigned by:
[signature]
602508F984EF460...

Ironclad Encryption Corporation

By: J D McGraw

Its: Pres

DocuSigned by:
William Alessi
9D367D56C030423...

Hybrid Titan Management LLC

By: William Alessi

Its: Manager

J.D. McGraw

DocuSigned by:
602508F984EF460...

4847-0912-8929 v1 [99998-2606]

EXHIBIT "B"

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§	
	§	
	§	Case No. **20-34332**
IRONCLAD ENCRYPTION	§	Chapter 11 Debtor
CORPORATION,	§	
,	§	
	§	
.		

SECOND AMENDED COMBINED PLAN OF
REORGANIZATION AND DISCLOSURE STATEMENT

Leonard H. Simon, Esq.
TBN: 18387400; SDOT: 8200
William P. Haddock, Esq.
TBN: 00793875; SDOT: 19637
PENDERGRAFT & SIMON, L.L.P.
T2777 Allen Parkway, Suite 800
Houston, Texas 77019
(713) 528-8555 (Telephone)
(713) 253-2810 (Mobile)
(832) 202-2810 (Telecopy)
Email: lsimon@pendergraftsimon.com

ATTORNEYS IN CHARGE FOR DEBTOR

THE DISCLOSURE IN THIS SECONDED AMENDED COMBINED PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT HAS BEEN CONDITIONALLY APPROVED BY THE COURT. *See* ECF DOC 30. FINAL APPROVAL OF SUCH DISCLOSURE AND A HEARING ON CONFIRMATION OF THE PLAN OF REORGANIZATION HAS BEEN SET ON ON MARCH 17, 2021, AT1:00 P.M., CST. UNLESS OTHERWISE ADVISED, THE HEARING WILL BE CONDUCTED ELECTRONICALLY. PARTIES WISHING TO PARTICIPATE MUST ESTABLISH AN AUDIO CONNECTION BY TELEPHONE BY DIALING 832-917-1510, USING THE CONFERENCE ROOM CODE: 590153. ANY PARTY WISHING TO TESTIFY OR PARTICIPANTS WHO WISH TO CONNECT ON-LINE MAY CONNECT THROUGH THE WEBSITE LOCATED AT HTTPS://WWW.JOIN.ME. CLICK ON "JOIN MEETING". THE CODE FOR THE MEETING IS "JUDGELOPEZ". IF YOU ARE ATTEMPTING TO VIEW THE BROADCAST ON AN IPAD OR SIMILAR DEVICE,

YOU MAY BE REQUIRED TO DOWNLOAD A FREE APP FROM THE WEBSITE. OBJECTIONS TO CONFIRMATION OF THE PLAN OR TO THE DISCLOSURE PROVIDED MUST BE FILED WITH THE COURT ON OR BEFORE MARCH 5, 2021.

TABLE OF CONTENTS

Page

EXHIBITS TO DISCLOSURE STATEMENT AND PLAN

EXHIBITS	DESCRIPTION
Exhibit “1”.	March 31, 2019 Financial Statements (Audited)
Exhibit “2”.	December 31, 2019 Financial Statements (Unaudited)
Exhibit “3”	March 31, 2020 Financial Statements (Unaudited)
Exhibit “4”	Debtor’s Amended Schedules
Exhibit “5”	Debtor’s Amended Statement of Financial Affairs
Exhibit “6”	Liquidation Analysis
Exhibit “7”	Reorganized Debtor’s Business Plan
Exhibit “8”	Debtor’s Claims Register (term defined in Section II of this DS/Plan, infra).
Exhibit “9”	Mediated Settlement Agreement (term defined in Section II of this DS/Plan, infra)

On August 28, 2020, (the "***Filing Date***"), IronClad Encryption Corporation ("***Debtor***" or "***IronClad***") filed its voluntary petition under Chapter 11 of Title 11 of the United States Code (the "***Bankruptcy Code***") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division ("***Bankruptcy Court***" or "***Court***").

This Combined Disclosure Statement and Plan of Reorganization (the "***DS/Plan***" or "***Combined DS/Plan***"), any amendments, supplements, and exhibits thereto, the accompanying Ballot form, if any, and the related materials delivered together herewith are being furnished by the Proponents (the Debtor, the Reorganized Debtor and J.D. McGraw) to holders of Impaired Claims and Impaired Interests pursuant to § 1125,[1] in connection with the solicitation by the Debtor of votes to accept or reject the Plan and the transactions as described herein. The Plan is proposed by the Debtor for the reorganization of the Debtor pursuant to the Bankruptcy Code.

This DS/Plan is designed to provide adequate information to enable holders of Claims against and Interests in the Debtor to make an informed decision whether to vote in favor of or against the Plan. All Creditors and Interest holders are encouraged to read this DS/Plan in its entirety before voting to accept or reject the Plan. The projected financial information contained herein All holders of Impaired Claims should read and consider carefully the matters described in the DS/Plan prior to voting on the Plan. In making a decision to accept or reject the Plan, each Creditor must rely on its own examination of the Debtor as described in this DS/Plan, including the merits and risks involved. You are encouraged to seek the advice of qualified legal counsel with respect to the legal effect of any aspect of the DS/Plan. In addition, Confirmation and Consummation of the Plan are subject to conditions precedent that could lead to delays in Consummation of the Plan.

There can be no assurance that each of these conditions precedent will be satisfied or waived or that the Plan will be consummated. Even after the Effective Date, distributions under the Plan may be subject to delay so that disputed claims can be resolved.

With the exception of historical information, future events and matters discussed herein are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially.

No party is authorized by the Debtor to give any information or make any representations with respect to the DS/Plan other than that which is contained herein. No representation or information concerning the Debtor, its business or the value of its properties has been authorized by the Proponents, other than as set forth herein. Any information or representation given to obtain your acceptance or rejection of the Plan that is different from or inconsistent with the information or representations contained herein should not be relied upon by any holders of Claims or Interests in voting on the Plan.

This DS/Plan has been prepared in accordance with § 1125 and not in accordance with federal or state securities laws or other applicable non-bankruptcy law. Entities holding or trading

---

[1] All references to "§" reference the applicable section of the Bankruptcy Code.

in or otherwise purchasing, selling or transferring Claims against, Interests in or securities of, the Debtor should evaluate this DS/Plan only in light of the purpose for which it was prepared.

This DS/Plan has not been approved or disapproved by the Securities and Exchange Commission (the "***Commission***") or by any state securities commission or similar public, governmental or regulatory authority, and neither such Commission nor any such authority has passed upon the accuracy or adequacy of the statements contained herein.

With respect to contested matters, adversary proceedings and other pending or threatened actions (whether or not pending), this DS/Plan and the information contained herein shall not be construed as an admission or stipulation by any Entity, but rather as statements made in settlement negotiations governed by Rule 408 of the Federal Rules of Evidence and any other rule or statute of similar import.

This DS/Plan shall not be construed to be providing any legal, business, financial or tax advice. Each holder of a Claim or Interest should, therefore, consult with its own legal, business, financial and tax advisors as to any such matters concerning the solicitation, the Plan or the transactions contemplated thereby.

If you are a Creditor or Interest holder, you should read this Combined Disclosure Statement and Plan carefully. The Proponents urge all holders of Claims in Impaired Classes receiving Ballots to accept the Plan as contained herein.

I. THE SOLICITATION

This DS/Plan is submitted by the Proponents to be used in connection with the solicitation of votes on the Plan describing the terms of the reorganization of the Debtor.

The Proponents have requested that the Bankruptcy Court hold a hearing on approval of this DS/Plan to determine whether this DS/Plan contains "adequate information" in accordance with § 1125. Pursuant to § 1125(a)(1), "adequate information" is defined as "information of a kind, and in sufficient detail, as far as reasonably practicable in light of the nature and history of the Debtor and the condition of the Debtor's books and records, … that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant Class to make an informed judgment about the plan …."

A hearing to consider the final approval of the Disclosure Statement and confirmation of the Plan has been set for the 7TH day of March 2021, 1:00 P.M., CST before the Honorable Christopher M. Lopez, United States Bankruptcy Judge, to be conducted electronically. Parties wishing to participate must establish an audio connection by telephone by dialing 832-917-1510 and using the conference room code: 590153.

Any party wishing to testify or participants who wish to connect on-line may connect through the website located at https://www.join.me. Click on "Join Meeting". The code for the meeting is "JudgeLopez". If you are attempting to view the broadcast on an iPad or similar device, you may be required to download a free app from the website.. Objections to confirmation of the Plan or to the disclosure provided must be filed with the Court on or before March 5, 2021.

II. DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A. DEFINITIONS

For purposes of this DS/Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article. Any term used in this DS/Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

"***Administrative Claim***" or "***Administrative Priority Claim***" means a Claim that is entitled to priority under §§ 326, 327, 330, 503(b)(1) - (9), 506(c) or 1103 asserted in this case, which Claims are described and treated in Article V.A of this DS/Plan.

"***Administrative Claim Bar Date***" means the date by which Administrative Claims entitled to priority under §§ 326, 327, 330, 503(b), 506(c) or 1103 asserted in this case, including substantial contribution Claims, must be filed or be forever barred from asserting Administrative Claims against the Debtor and/or sharing in any distribution under the DS/Plan. The Administrative Claim Bar Date, including with respect to Professionals Fee Claims for the period through the Effective Date, t is the thirtieth (30th) day after the Effective Date.

"***Adversary Proceedings***" shall mean (i) Adv. No. 20-3478, *IronClad Encryption Corporation vs Daniel M. Lerner and Jeffery B. Barrett*, in the Bankruptcy Court for the Southern District of Texas; and (ii) Adv. No. 20-3479, *Daniel M. Lerner vs IronClad Encryption Corporation and James Doyle McGraw*, in the Bankruptcy Court for the Southern District of Texas.

"***Allowed Claim***" means a Claim or any portion thereof (i) that has been allowed by a Final Order, (ii) that either has been Scheduled as a liquidated, non-contingent, undisputed Claim in an amount greater than zero in the Debtor's Schedules, as the same may from time to time be amended in accordance with the Bankruptcy Code, Bankruptcy Rules or order of the Bankruptcy Court, or is the subject of a timely filed proof of Claim as to which either no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court, or any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, or (iii) that is expressly allowed in a liquidated amount in the Plan; provided, however that with respect to an Administrative Claim, "Allowed Claim" means an Administrative Claim as to which a timely request for payment has been made in accordance with this Plan (if such written request is required) or other Administrative Claim, in each case as to which (i) a timely objection has not been filed, or (ii) a timely objection is filed and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

"***Avoidance Actions***" means any actions commenced or that may be commenced before or after the Effective Date arising under Bankruptcy Code sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 or 553, or under related state, federal, or foreign statutes and common law, including,

without limitation fraudulent transfer laws, whether or not litigation is commenced to prosecute such actions.

"***Ballot***" means the Ballot attached to this DS/Plan at Exhibit 2.

"***Bankruptcy Case***" means the Chapter 11 bankruptcy case commenced by the Debtor upon the filing of a voluntary petition on the Petition Date, styled *In re IronClad Encription Corporation*, Case No. . 20-34332.

"***Bankruptcy Estate***" or "***Estate***" shall mean the estate of the Debtor created under § 541 upon the filing of the Bankruptcy Case.

"***Bankruptcy Rules***" mean, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

"***Barrett***" shall mean Jeffery B. Barrett and Eagle Mountain 21 LLC.

"***Causes of Action***" means any claims, Claims, Interests, damages, remedies, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

"***Claim***" means a claim against any of the Debtor's Bankruptcy Estate, whether or not asserted, as defined in § 101(5).

Claims Register" means the official claims register that is maintained by the United States Bankruptcy Clerk in this Bankruptcy Case, and which can be accessed on PACER. A true and correct Claims Register as of February 14, 2021, is attached hereto as **Exhibit "8"**.

"***Class***" means a category of holders of Claims or Interests, as described in Article VI. below.

"""***Confirmation***" means entry by the Bankruptcy Court of the Confirmation Order confirming this Plan.

"***Confirmation Date***" means the date of entry by the Bankruptcy Court of the Confirmation Order.

"***Confirmation Hearing***" means the date set by the Court for a hearing to confirm Debtor's Plan, which has been set for the 17TH day of March 2021, at 1:00 P.M. CST, before Honorable Christopher M. Lopez, United States Bankruptcy Judge, to be conducted electronically. Parties wishing to participate must establish an audio connection by telephone by dialing 832-917-

1510and using the conference room code: 590153. Any party wishing to testify or participants who wish to connect on-line may connect through the website located at https://www.join.me. Click on "Join Meeting". The code for the meeting is "JudgeLopez". If you are attempting to view the broadcast on an iPad or similar device, you may be required to download a free app from the website.

"***Confirmation Order***" means the order entered by the Bankruptcy Court confirming the Plan.

"***Derivative Claims***" means a Cause of Action or Claim asserted on behalf of the Debtor, that the Debtor, the Reorganized Debtor, or their Estates would have been legally entitled to assert, (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtor.

"***Dispute Claim Reserve***" means the Reserve established under the Plan from cash on hand and/or Other Distributable Proceeds as set forth in Article VII.B of the Plan.

"***DS/Plan***", shall mean this Combined Disclosure Statement and Plan of Reorganization dated as oFebruary 15, 2021.

"*Entity*" has the meaning set forth in section 101(15) of the Bankruptcy Code.

Effective Date" means the date when all the conditions to the occurrence of the Effective Date set forth in Article VIII. of this DS/Plan have been satisfied or waived in accordance with this DS/Plan.

"***Exculpated Parties***" means , collectively, and in each case in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) the Plan Deposit Party, J.D. McGraw; (d) with respect to each of the Debtor, the Reorganized Debtor and the Plan Deposit Party, such Entity's current and former Affiliates, subsidiaries, directors, officers, principals, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors and assigns, and each of their respective current and former equity holders, officers, directors, principals, shareholders, attorneys, accountants, investment bankers and other professionals, in each case in their capacity as such.

"***Filing Date***" means August 28, 2020, the date when the Debtor filed this Chapter 11 proceeding.

"***Final Order***" means an order or judgment of the Bankruptcy Court, as entered on the docket in the Debtor's Bankruptcy Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

"***General Unsecured Claims***" means any Claims against the Debtor that is not (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Priority Non-Tax Claim, (d) a Secured Claim or (e) Interests.

"Grune" shall mean Guerry L. Grune including all of his businesses, and specifically KM Limited, d/b/a ePatentmanager.com, as well as 3rdRock Sunblock, Inc. d/b/a 3rdrockessentials.com and Cpsbiofuels, Inc.

"*Impaired*" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of § 1124.

"*Insider*" has the meaning set forth in 11 U.S.C. § 101(31).

"*Interest*" or "*Equity Interest*" means any ownership interest in the Debtor, as of the Petition Date, including, but not limited to, an interest in any issued, unissued, authorized or outstanding shares or stock and other equity security of the Debtor together with any warrants, options or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto.

"IronClad Parties" shall mean Debtor and McGraw.

"*IRS*" means the Internal Revenue Service.

"Lerner" shall mean Daniel Maurice Lerner and Lerner Innovations, LLC.

"Lerner Note" has the same meaning as the "Note" defined in Section 3.3 of the Mediated Settlement Agreement.

"Lerner Parties" shall mean Lerner, Barrett and Grune, as those terms are defined herein.

"Lerner Employment Agreement" shall mean that certain Employment Agreement between Lerner and the Debtor, dated effective January 6, 2017.

"*Lerner Litigation*" is the litigation described and defined in Sections 11a & 11c of Article III, infra.

"*McGraw"* means James Doyle McGraw.

"*McGraw Plan Deposit"* is a $260,000 deposit in cash that J.D. McGraw, a current director of the Debtor, and its CEO, will make on the Effective Date to fund this Plan and as working capital for the Reorganized Debtor in its post-Effective Date operations.

"Mediated Settlement Agreement" means that one certain Mediated Settlement Agreement & Release executed on February 11, 2021, by and among the Debtor, McGraw, Lerner, Grune and Barrett, a true and correct copy of which is attached hereto as Exhibit "9".

"Patent Portfolio" shall have the same meaning as set forth in the Section 2.14 of the Mediated Settlement Agreement and Exhibit "A" to the Mediated Settlement Agreement.

"*Person*" means an individual, corporation, partnership, governmental unit, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

"***Plan***" means Articles II and IIV through XVIII of this DS/Plan.

"***Plan Deposit Party***" means J.D. McGraw, who shall make the Plan Deposit on the Effective Date.

"***Plan Documents***" means any documents referenced in the Plan that are intended to be executed pursuant to the Plan.

"***Priority Claim***" means a Claim asserted under §§ 507(a)(3-10) against the Debtor's Bankruptcy Estate.

"***Priority Tax Claim***" means a Claim of the IRS and the State of Delaware entitled to priority under Bankruptcy Code § 507(a)(8)

"***Professional Fee Claims***" means a Claim by any professional retained, employed or to be compensated in the Bankruptcy Case pursuant to Bankruptcy Code sections 327, 328, 330, 331 and/or 1103 for compensation for services rendered and reimbursement for expenses submitted in accordance with sections 330, 331, or 503(b) of the Bankruptcy Code for fees and expenses incurred after the Filing Date and prior to and including the Effective Date.

"***Proponents***" means the Debtor or the Reorganized Debtor and J.D. McGraw, the Plan Deposit Party.

"***Reorganized Debtor***" means the post-Effective Date Debtor, which shall survive the Effective Date to carry forward the business of the Debtor, after the restructuring of debt provided in section VI and VII, below, and pursuant to the Business Plan attached hereto as **Exhibit "7"**..

> "***Releasing Parties***" means, collectively, and in each case in its capacity as such: (a) any and all holders of a Claim against the Debtor, regardless of whether it is a Secured Claim, a Priority Claim, an Unsecured Claim, an Administrative Claim, a rejection claim under Section 365 of the Bankruptcy Code, or a Derivative Claim, regardless of whether a proof of claim has been filed, a contested matter has been filed, or a Cause of Action has been asserted against the Debtor in an adversary proceeding before the Bankruptcy Court or in any other forum; (b) any holder of an Interest in the Debtor; (c) with respect to each of the foregoing, each such Entity's current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, officers, directors and agents..

"***Schedules***" has the meaning ascribed to such term in Article II.D.

"***Secured Claim***" means a Claim that is secured by a valid, perfected and enforceable lien that is not subject to avoidance under bankruptcy or non-bankruptcy, but only to the extent of the value, as of the Effective Date or such later date as is established by the Bankruptcy Court, of claimant's interest in the Debtor's property securing the Claim as determined by a Final Order of the Bankruptcy Court pursuant to § 506 or as otherwise agreed upon in writing by Debtor and the holder of such Claim.

"***SOFA***" has the meaning ascribed to such term in Article II.D.

"***Substantial Consummation***" shall have the meaning given to that term in § 1101(2). Substantial Consummation shall occur on the Effective Date.

"***Unimpaired Claim***" means a Claim that is not an Impaired Claim.

"***Unsecured Claim***" shall mean a Claim that is not a Secured Claim, a Priority Claim or an Administrative Claim, and includes the deficiency portions of a Secured Claim and any rejection damages allowed under Section 365 of the Bankruptcy Code.

"***Voting Deadline***" means March 5, 2021, the deadline by which Ballots to accept or reject the Plan must be received by Debtor's counsel by in order to be counted.

"9019 Motion" means the Motion to Compromise Controversy filed by Lerner and the Debtor Jointly seeking to approve the Mediated Settlement Agreement.

"9019 Order" shall mean the Final Order entered by the Court granting the 9019 Motion.

B. RULES OF INTERPRETATION

For purposes of this Combined DS/Plan, (a) any reference in this Combined DS/Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) any reference in this DS/Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (c) unless otherwise specified, all references in this Combined Disclosure Statement and Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to this Combined DS/Plan; (d) the words "herein" and "hereto" refer to this DS/Plan in its entirety rather than to a particular portion of this Combined Disclosure Statement and Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this DS/Plan; and (f) the rules of construction set forth in § 102 and in the Bankruptcy Rules shall apply.

C. COMPUTATION OF TIME

All times referenced in this DS/Plan are prevailing Central Time. In computing any period of time prescribed or allowed by this Combined Disclosure Statement and Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.

D. INCORPORATION OF DOCUMENTS BY REFERENCE

This DS/Plan incorporates by reference certain documents relating to the Debtor that are not presented herein or delivered herewith. The documents that have been filed in the Debtor's Bankruptcy Case are incorporated by reference herein in their entirety, including all amendments thereto filed prior to the date set for confirmation, including the following documents: (a) the Debtor's Amended Schedules of Assets and Liabilities ("***Schedules***") filed on October 13, 2020

[ECF Doc. 13]; Statement of Financial Affairs ("***SOFA***") filed on October 13, 2020 [ECF Doc. 14]. Documents and pleadings filed in this case are available at the following website: http://www.txsb.uscourts.gov/.

III. DEBTOR'S HISTORY, ASSETS, LIABILITIES, LITIGATION AND MAJOR EVENTS.

The information in this Article III is from documents filed by the Debtor in the Bankruptcy Case.

1. Description of Businesses: Present and Past

IronClad Encryption Corporation (formerly Butte Highlands Mining Corporation) is a company developing and licensing cyber software technology to secure data files (stored and at rest) and electronic communications (in motion from electronic transmission over the internet or through telephone systems). Data at rest and in motion are both safeguarded from unauthorized access through the use of dynamic encryption and perpetual authentication.

InterLok Key Management, Inc. ("InterLok"; formerly InterLok Key Management, LLC) is the company that initially developed and maintained the patents and was formed in Texas on June 12, 2006 and incorporated ten years later on June 16, 2016.

On January 6, 2017 InterLok entered into a Share Exchange Agreement ("Share Exchange") with Butte Highlands Mining Company. Under the terms of the agreement, the shareholders of InterLok Key Management, Inc. exchanged all 56,655,891 outstanding shares of InterLok's common stock for 56,655,891 shares of Class A common stock of Butte Highlands Mining Company.

The Share Exchange was treated as a "reverse merger" with InterLok Key Management, Inc. which is deemed—for accounting recognition purposes—as the accounting acquirer and Butte Highlands Mining Company deemed the accounting acquiree under the acquisition method of accounting. The reverse merger is deemed a recapitalization and the consolidated financial statements represent the substantive continuation of the operations and thus the prior year financial statements of operations are the operating results of its subsidiary InterLok Key Management, Inc., while the capital structure (in terms of authorized preferred and common stock) of its parent Butte Highlands Mining Company remains intact.

Subsequently, the company was renamed IronClad Encryption Corporation to better identify with IronClad's products and services.

IronClad Encryption Corporation is a next-generation cyber defense company that secures digital assets and communications across a wide range of industries and technologies. IronClad Encryption-powered solutions use our patented Dynamic Encryption and Perpetual Authentication technologies to make all known key-based encryption technologies virtually impossible to compromise. Dynamic Encryption Technology eliminates vulnerabilities caused by exposure of any single encryption key by continuously changing encryption keys and keeping the keys synchronized in a fault-tolerant manner. Perpetual Authentication Technology uses multiple

virtual channels for encryption so that in the event one channel is compromised, the other channels maintain encryption integrity. Together, these technologies not only eliminate the single point of failure problem created by having keys exposed through brute force, side channel, or other types of attack, but do so with very low latency and system performance overhead. Developers, MSPs, MSSPs and IT organizations can now easily and effectively integrate ultra-secure authentication and encryption measures across essentially all mediums. This includes the latest processors and operating systems, legacy hardware and software, within or between networks, and on compartmentalized data or entire databases.

2. History and Transaction in 2017

The IronClad entity was originally incorporated in the State of Delaware in 1929. The registered name of the Company until early in 2017 was Butte Highlands Mining Company ("Butte"). Butte was formed to explore and mine primarily for gold in the Butte Highlands' "Only Chance" mine, south of Butte, Montana. Butte ceased operating as a mining company in 1942. The Company was reorganized in October 1996 for the purpose of acquiring and developing additional mineral properties. At the time of the 1996 reorganization, stockholders representing approximately 76% of the outstanding capital stock could not be located. In order to obtain the quorum necessary for the special meetings of shareholders to authorize the reorganization, Butte obtained an order from the Superior Court of Spokane County, Washington appointing a trustee for the benefit of those stockholders who could not be located.

By May 17, 2007, eleven years after the reorganization and with very limited results from its mining activities, the Company had disposed of all of its historical mineral properties or mining claims and eventually became a "shell company" under the rules of the Securities and Exchange Commission ("SEC").

In 2009, Butte registered under the Securities Exchange Act of 1934, as amended, for the purpose of becoming a reporting company. The Company's common stock then became listed on the OTCBB, but in time the Company also listed its common stock to trade on the OTC QB electronic market, one of the OTC Markets Group over-the-counter markets. (IronClad's common stock is now listed and traded on the OTCIQ market.)

Then, following ten years of being a shell company with only nominal activity and limited cash or other assets, the business focus of Butte changed early in 2017. Most notably the Company raised significant capital to implement its new business and financial plans to further develop the licensing and commercial use of its patented encryption software. The change caused Butte to lose its previous shell company status.

The Company also changed its state of incorporation to Nevada and its name to IronClad Encryption Corporation ("IronClad") and changed the stock symbol from BTHI to IRNC to more appropriately reflect the fundamental change of its business to developing cyber encryption technology and away from its historical mining activities. On October 16, 2017, the Company redomiciled in Delaware from Nevada and adopted a certificate of incorporation and bylaws as a Delaware corporation. The terms "Company", "IronClad" and "Butte" all refer to the same individual corporate entity, but the uses of the IronClad and Butte names are used to refer to

different eras of the Company's long history. The historical eras generally coincide with the changes in business focus before and after the first weeks of 2017.

The business changes are a result of a common stock exchange transaction, accounted for as a "reverse merger", between Butte and the owners of InterLok Key Management, Inc. (at the time an independent and privately-held Texas corporation) whereby InterLok became a wholly-owned subsidiary of Butte (from a legal point of view). Butte issued shares of its common stock in exchange for acquiring all of the common stock of InterLok. Through December 31, 2017, InterLok was the only subsidiary of the Company and InterLok's patents and line of business now are the main basis of the business of the Company on a consolidated basis. During the three-month period ended March 31, 2018; the Company incorporated a new wholly owned subsidiary IronClad Pipeline IC, Inc. ("Pipeline"). The business purpose of Pipeline was completed by July, 2018 and the subsidiary dissolved in April, 2020.

3. Events Leading to IronClad's Bankruptcy Filing.

As the chart below shows, the Debtor had incurred costs capitalized at December 31, 2019 totaling $631,572. Of that amount, $445,731 was for new patents and trademarks under development (but as yet not awarded), and $185,841 was for new patents issued in December 2018 and January 2019. With respect to the patents and trademarks under development as of December 31, 2019, those patents and trademarks began to issue during year 2020, but the Debtor was unable, as of the Petition Date, to exploit such patented technology due to lack of funding to fully develop software products to market. Additionally, the Pandemic also reduced and complicated the ability of management to raise additional funding to complete the roll out of the newly developed technology.

	December 31, 2019	March 31, 2019
Patents and trademarks under development	$ 445,731	$ 217,744
Patents issued	185,841	153,801
Less accumulated amortization	(16,095)	(3,759)
	169,746	150,042
Patents, net	$ 615,477	$ 367,786

4. Employees and Independent Contractors

During 2019 and early 2020, IronClad had six employees, all of whom were based in the United States. The Company also used independent contractors from time to time for specific projects and functions. At the Petition Date the IronClad had two employees. No employees are represented by a union.

5. Publicly Available Information

Prior to the Petition Date, the Company was subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company filed periodic reports, proxy materials and other information with the Securities and Exchange Commission ("SEC" or "Commission"). Required filings included an annual financial statements audited by an independent registered public accounting firm, selected by the company's Audit Committee, and quarterly reports containing unaudited financial information. Such reporting was current through December 31, 2019. The last SEC Form 10-K Annual Report was filed as of and for the period ending March 31, 2019, and the last SEC Form 10-Q Quarterly Report was filed as of and for the quarter ended December 31, 2019.

6. Debtor's Directors and Officers

As of the Petition Date, the Debtor's directors and officers are listed in response to question 28 of the SOFAs, attached hereto as **Exhibit "5"**.

7. Description of Equity Holders

The following is a brief description of the preferred and common stock that the Debtor had issued prior to the Petition Date:

Preferred stock, Series A, $0.001 par value, 20,000,000 shares authorized; 100 shares issued and outstanding	$0
Common stock, Class A, $0.001 par value, 50,000,000,000 shares authorized; 3,798,187,522 shares issued and outstanding	$3,798,188
Common stock, Class B, $0.001 par value, 1,707,093 shares authorized; 1,538,872 shares issued and outstanding	$1,539

8. Assets of IronClad as of the Petition Date

The description of the assets of IronClad appears on Schedule B of Debtors' Schedules, which are attached hereto and incorporated herein as **Exhibit "4"**. The principal value of the Debtor's assets are the intellectual property interests, which are described below:

Disputes over the Debtor's Patent Portfolio have set forth in the Adversaries, defined herein and described in the "Pending Litigation" section below. Those disputes were successfully mediated by the Honorable Eduardo V. Rodriguez, United States Bankruptcy Judge, on February 5, 2021. The Mediated Settlement Agreement, defined below, was entered into by the Debtor Parties and the Lerner Parties (terms defined in Section II of this DS/Plan, supra) on February 11, 2021. The Mediated Settlement Agreement resolved the disputes among the parties regarding, among other things, the Patent Portfolio (term defined in Section II of this DS/Plan, supra), and as a result of a Closing under the Mediated Settlement Agreement and the occurrence of the Effective Date under this DS/Plan, the Debtor will be the owner of the Patent Portfolio. The Patent Portfolio is described in section 2.14 of the Mediated Settlement Agreement and in Exhibit A to the Mediated Settlement Agreement, and the Mediated Settlement Agreement is attached to this DS/Plan as **Exhibit "9"**.

9. Liabilities of IronClad as of the Petition Date

The Secured Creditors, Priority Creditors and Unsecured Creditors are set forth, respectively, on Schedules D, E and F of the Debtor's Schedules, which are attached hereto and incorporated herein as **Exhibit "4".**

10. Past Financial Information

Attached hereto as **Exhibit "1"** is an audited set of financial statements for the fiscal year ended March 31, 2019. Attached hereto **Exhibit "2"** is an unaudited set of financial statements for the year ended December 31, 2019. Attached hereto **Exhibit "3"** is an unaudited set of financial statements for the quarter March 31, 2020.

11. Pending Litigation – the Adversary Proceedings

a. *Daniel M. Lerner v IronClad Encryption Corporation and J.D. McGraw,* in the 127th Judicial District Court, Harris County, Texas, Cause No. 2020-23559. Plaintiff Daniel M. Lerner entered into an employment agreement with IronClad in 2017, when he was hired. Plaintiff claims that McGraw made several misrepresentations regarding the ability of IronClad to perform under the Lerner Employment Agreement. Plaintiff claims that IronClad owes Lerner $496,789 for past due compensation, plus additional severance pay and unpaid expenses for maintaining the Patent Portfolio. The Lerner Employment Agreement required the IronClad to compensate Lerner as follows: Lerner claims that pursuant to the Lerner Employment Agreement, if IronClad ceases to operate as a technology encryption organization, Lerner would be entitled to certain intellectual property rights, including the Patent Portfolio. It is Debtor's position that Lerner is an unsecured creditor of Debtor, and that Plaintiff's clam that IronClad ceased to operate as a technology encryption organization is untrue, and that, therefore, Plaintiff is not entitled to the return of the patents in question. This case has been removed to the Bankruptcy Court and is currently pending as an Adversary Proceeding, Adversary No. 20-03479. This lawsuit was resolved at mediation between the Parties, subject to the Court's approval of the 9019 Motion .

IronClad Encryption Corporation v. Daniel Lerner and Jeffrey B. Barrett, et al, in the United States Bankruptcy Court for the Southern District of Texas - Houston Division, Adversary Proceeding No. e 20-03478. In this Adversary Proceeding, the Debtor, as plaintiff, seeks to prevent the defendants from misappropriating valuable patent rights which form the entire basis for IronClad's business now and in the future. Debtor seeks to prevent defendants from attempting to use state court filings in an effort to both assert rights to patents previously assigned to the Debtor, and prevent Debtor from obtaining an assignment to patent rights for work done for hire under an employment agreement.

The two Adversary Proceedingsidentified above the (Adversaries"") have been compromised and settled by the Debtor Parties and the Lerner Parties pursuant to the Mediated Settlement Agreement (term defined in Section II of this DS/Plan, supra).

Hybrid Titan Management, LLC v. IronClad Encryption Corporation, et al, in the Court of Justice, Vpit, North Carolina, Cause No. 9-cvs-6470. This is a breach of contract case that will be resolved through confirmation of the Plan.

IV. MAIN EVENTS IN THE BANKRUPTCY CASE

A. BAR DATE

NOTICE IS HEREBY GIVEN THAT THE COURT HAS SET AS THE BAR DATES IN THIS CASE. DECEMBER 30, 2020 IS THE DEADLINE WITHIN WHICH NON-GOVERNMENTAL PROOFS OF CLAIM MUST BE FILED. MARCH 2, 2021 IS THE DEADLINE WITHIN WHICH GOVERNMENTAL PROOFS OF CLAIM MUST BE FILED.

B. MEETING OF CREDITORS

The Bankruptcy Code § 341 meeting of creditors took place on October 14, 2020, at 10:47 a.m., CST.

C. NO APPOINTMENT OF THE COMMITTEE

The United States Trustee for the Southern District of Texas filed a notice that the trustee's office was unable to appoint an Unsecured Creditors' Committee.

D. RETENTION OF PROFESSIONALS

On October 15, 2020, the Court entered an order retaining Pendergraft & Simon, LLP as debtor-in-possession counsel. ECF doc. 15.

On December 14, 2020, the Court entered an order retaining McGowan & Fowler, PLLC as special litigation counsel for the Debtor to prepare, file, and litigate to conclusion two adversary proceedings currently pending before the Court.

THESE PLEADING CAN BE ACCESSED THROUGH THE PACER ELECTRONIC CASE FILING SYSTEM FOR THE SOUTHERN DISTRICT OF TEXAS, WITH A PACER ACCOUNT WHICH CAN BE PURCHASED AT HTTP://PACER.PSC.USCOURTS.GOV. THE WEBSITE ADDRESS FOR THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS IS: HTTP://WWW.TXSB.USCOURTS.GOV

V. UNCLASSIFIED CLAIMS

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims are not classified under the Plan, and the treatment of those Claims is set forth herein.

A. ADMINISTRATIVE CLAIMS

As provided under Bankruptcy Code section 1123(a)(1), Administrative Claims are not classified for purposes of voting on, or receiving distributions under, the Plan. Accordingly, holders of Administrative Claims are not entitled to vote on this Plan.

1 – PROFESSIONAL FEE CLAIMS

Description. All Professional Fee Claims. A summary of these claims are as follows:

Claimant	Estimated Fees and Expenses
Pendergraft & Simon, LLP, Counsel for the Debtor	$50,000 (Estimate)

Treatment. Subject to the terms of the paragraph immediately below this paragraph, the Professional Fee Claims listed above shall be paid in full from available sources on the later of the Effective Date or the date such Professional Fee Claim becomes an Allowed Claim. The holders of the Professional Fee Claims shall file and serve an application for final allowance of compensation and reimbursement of expenses no later than the thirtieth (30th) day after the Effective Date.

2 – U.S. TRUSTEE QUARTERLY FEES

Description. The U.S. Trustee Quarterly Fees assessed pursuant to 28 U.S.C. § 1930(a)(6). The following is the estimate of such fees:

United States Trustee – Estimated Fees	
Quarter ended September 30, 2020, and	$325
Quarter ended December 31, 2020	$325

The Debtor's Bankruptcy Estate shall be responsible for timely payment of the United States Trustee quarterly fees incurred pursuant to § 1930(a)(6) without the need for the Office of the United States Trustee to file any request for payment. (All quarterly amounts for 2020 indicated above have already been paid as of the date of this filing.) Any such additional fees due as of the Confirmation Date will be paid in full on the Effective Date of the Plan out of the Plan Reserve.

The Liquidating Trustee shall timely pay post-confirmation quarterly fees assessed pursuant to 28 U.S.C. § 1930(a)(6) out of available funds until such time as the Bankruptcy Court enters a final decree closing this chapter 11 case, or enters an order either converting

this case to a case under chapter 7 or dismissing this case. After confirmation, the Liquidating Trustee shall file with the Bankruptcy Court and shall transmit to the United States Trustee a true and correct statement of all disbursements made by the Liquidating Trustee for each quarter or portion thereof that this chapter 11 case remains open in a format prescribed by the United States Trustee.

3 – ALL OTHER ADMINISTRATIVE CLAIMS

Description. All Administrative Claims other than Professional Fee Claims and fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930. All holders of such Claims must timely file such Claims by the Administrative Claim Bar Date or be forever barred from asserting Administrative Claims against the Debtor and/or sharing in any distribution under the DS/Plan.

Treatment. To the extent such Allowed Administrative Claims have not already been paid, satisfied or otherwise released prior to the Effective Date, and except to the extent that a holder of an Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive cash in an amount equal to such Allowed Claim, in full and final satisfaction, settlement and release and in exchange for such Claim, on the later of the Effective Date or the date such Administrative Claim becomes an Allowed Administrative Claim pursuant to a Final Order of the Bankruptcy Court, or as soon thereafter as reasonably practicable.

4 – ALLOWED PRIORITY TAX CLAIMS

Description. The Priority Tax Claims listed on Schedule E of the Debtor's Schedules and/or filed in the Bankruptcy Case.

Treatment. To the extent that the holders of Allowed Priority Tax Claims have not already been paid, satisfied or otherwise released prior to the Effective Date, and except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, the holder of such Allowed Priority Tax Claim shall receive on the later of the Effective Date or the date such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, in full and final satisfaction, settlement and release and in exchange for such claim, an amount in cash equal to the unpaid amount of such Allowed Priority Tax Claim, which may be paid through deferred cash payments of a value, as of the Effective Date, equal to the Allowed amount of such Claim, over a period ending not later than five years after the Petition Date, and in a manner not less favorable than the most favored general unsecured claim provided for by the Plan

VI. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

All Claims and Interests are placed in the Classes set forth below. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of voting on the Plan and receiving distributions pursuant to the Plan only to the extent

that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled.

Class	DESCRIPTION	VOTING
CLASS 1	Internal Revenue Service	UNIMPAIRED
CLASS 2	Unsecured Creditors – Convenience Class	IMPAIRED
CLASS 3	Unsecured Creditors – General Class	IMPAIRED
CLASS 4	Unsecured Claims of the Lerner Parties	IMPAIRED
CLASS 5	Common Stock - Classes A & B	IMPAIRED
CLASS 6	Preferred Stock – Series A	IMPAIRED

A. CLASS 1 – IRS

Description. Class 1 consists of the priority claim of the IRS in the amount of its filed proof of claim, $10,000.

Treatment. The Class 2 Claim of the IRS will be objected to by the Debtor. However, if allowed by the Court, such claim will be paid in full the amount allowed by the Court.

Class 1 is unimpaired under the Plan.

B. CLASS 2 – UNSECURED CREDITORS – CONVENIENCE CLASS

Description. Class 2 consists of Creditors with Allowed Unsecured Claims in the amount of $10,000 or less, or Creditors with Allowed Unsecured Claims in excess of $10,000, but who elect to reduce their Claims to $10,000.

Treatment. Each Allowed Unsecured Claim in this Class will receive a cash payment on the Effective Date equal to 10 cents on the dollar, and will receive no further or other consideration under the Plan.

Voting. Class 2 is Impaired. Holders of Class 1 Claims are entitled to vote on the Plan.

C. CLASS 3 – GENERAL CLASS OF ALLOWED UNSECURED CLAIMS

Description. Class 3 consists of all Allowed Claims of Unsecured Creditors listed on Schedule F of Debtor's Schedules, which is attached hereto as **Exhibit "4"**, other than the Claims of Unsecured Creditors in Classes 2 and 4 under this DS/Plan.

Treatment. Each Creditor with an Allowed Unsecured Claim in this Class shall receive a Class 3 Plan Note dated as of the Effective Date, or, if an objection to such Claim has been filed, as soon after the Effective Date as such Creditor's Claim is allowed by Final Order. Each Class 3 Plan Note shall be in the principal amount of 50% of the Allowed Unsecured Claim of each Creditor in this Class. Each Class 3 Plan Note shall be non-interest bearing, unsecured, and the principal amount shall be payable in quarterly installments equal to 1/20th of the original principal amount of the note, with the first quarterly payment being due on the first business day of the 13th month from and after the date of the note. The Reorganized Debtor shall be entitled to prepay each Class 3 Plan Note and take advantage of the discount set forth in the following schedule:

DATE OF PREPAYMENT	DISCOUNTED AMOUNT
If the Class 3 Plan Notes are prepaid on or before the last business day of the 12th Month from and after the date of the note	The Reorganized Debtor shall be entitled to a discount equal to 50% of the then principal amount due under said Class 3 Plan Note, and upon of the discounted amount, said Class 3 Plan Note shall be deemed paid and satisfied in full.
If the Class 3 Plan Notes are prepaid on or before the last business day of If the Class 3 Plan Notes are prepaid on or before the last business day of the 24th Month from and after the date of the note	The Reorganized Debtor shall be entitled to a discount equal to 35% of the then principal amount due under said Class 3 Plan Note, and upon of the discounted amount, said Class 3 Plan Note shall be deemed paid and satisfied in full.
If the Class 3 Plan Notes are prepaid on or before the last business day of the 36th Month from and after the date of the note	The Reorganized Debtor shall be entitled to a discount equal to 20% of the then principal amount due under said Class 3 Plan Note, and upon of the discounted amount, said Class 3 Plan Note shall be deemed paid and satisfied in full.
If the Class 3 Plan Notes are prepaid on or before the last business day of	The Reorganized Debtor shall be entitled to a discount equal to 10% of the then principal amount due under said Class 3 Plan Note, and upon of the

DATE OF PREPAYMENT	DISCOUNTED AMOUNT
the 48th Month from and after the date of the note	discounted amount, said Class 3 Plan Note shall be deemed paid and satisfied in full.

Voting. Class 3 is Impaired. Holders of Class 3 Claims are entitled to vote on the Plan.

D. CLASS 4 – ALLOWED UNSECURED CLAIMS OF THE LERNER PARTIES.

Description. Class 4 consists of all Allowed Unsecured Claims of the Lerner Parties (term defined in Section II of this DS/Plan, supra). One or more of the Lerner Parties have filed various proofs of claim in this Bankruptcy Case identified in the Debtor's Claims Register (term defined in Section II, supra (**Exhibit "8"** hereto), or are listed on the Debtor's Amended Schedules (**Exhibit "4"** hereto).

Treatment. The Lerner Parties and the Debtor Parties (terms defined in Section II of this DS/Plan, supra) mediated numerous disputes before the Honorable Eduardo V. Rodriguez, U.S. Bankruptcy Judge, on February 5, 2021. On February 11, 2021, the Lerner Parties and the Debtor Parties executed the Mediation Settlement Agreement (term defined in Section II, supra). A true and correct copy of the Mediated Settlement Agreement is attached hereto as **Exhibit "9",** and is incorporated herein by reference for all purposes. The treatment of the claims of the Lerner Parties are set forth in detail in the Mediated Settlement Agreement.

Lerner and the Debtor shall file on February 15, 2021, the 9019 Motion seeking to approve the Mediated Settlement Agreement, and shall seek entry of the 9019 Order, which must be a Final Order on or before the Effective Date.

Voting. Class 4 is Impaired. Holders of Class 4 Claims are entitled to vote on the Plan.

E. CLASS 5 - ALLOWED INTERESTS OF HOLDERS OF CLASSES A & B COMMON STOCK.

Description. Class 5 consists of the Allowed existing Interests of the holders of Debtor's (a) issued and outstanding Classes A & B Common Stock and (b) holders of any and all stock options or warrants of any class of Common Stock, including but not limited Classes A & B wheather issued pursuant to an employee stock opeiton plan (amended or otherwise), pursuant to compensation to services rendered, or pursuant to provisions of any agreement (such as, but not limited to, any note payable, any financing agreement, equity line of credit, or other transactions).

Treatment. Upon the Effective Date, Interests in the Debtor shall be deemed cancelled.

Voting. Class 5 is Impaired. Holders of Class 5 Interests are deemed to reject the Plan under Section 1126(g) of the Bankruptcy Code and not entitled to vote on the Plan.

F. CLASS 6 - ALLOWED INTERESTS OF HOLDERS OF PREFERRED STOCK, Series A.

Description. Class 6 consists of the Allowed existing Interests of the holders of Debtor's issued and outstanding Preferred Stock – Series A.

Treatment. Upon the Effective Date, Interests in the Debtor shall be deemed cancelled.

Voting. Class 6 is Impaired. Holders of 6 Interests are deemed to reject the Plan under Section 1126(g) of the Bankruptcy Code and not entitled to vote on the Plan.

VII. MEANS FOR EXECUTION OF THE PLAN

A. Funding the Plan by the Plan Deposit Party

The Plan shall be funded by the Plan Deposit in the amount of $260,000 made by the Plan Deposit Party (J.D. McGraw) on the Effective Date. Additionally, the Plan Deposit Party shall deposit the sum of $500,000.00 Debtor on the Effective Date to permit the Debtor to pay Lerner the sum of $500,000.00 on the Effective Date. *See* Section 3.2 of the Mediated Settlement Agreement. The Plan Deposit funding shall be used to pay the IRS Claim in Class 1 in full, should the Class 1 Claim be allowed by the Court. The Balance of the Plan Deposit shall be used by the Reorganized Debtor to pay Allowed Administrative Expense Claims of professionals and the balance shall be used as working capital to fund operations of the Reorganized Debtor from and after the Effective Date so as to achieve the results set forth in the Reorganized Debtor's Business Plan attached hereto as **Exhibit "7"**. In exchange for the Plan Deposit, the Plan Deposit Party shall receive, on the Effective Date, 100% of the Class C Common Stock issued by the Reorganized Debtor on the Effective Date.

B. Amendment of Charter

On the Effective Date, the Debtor's charter shall be amended so as to authorize the issuance of

- Cancel the
    - the Class A and B Common Stock. And
    - the Preferred Stecok Series A.
- a new Class C Common Stock, $0.001 par value, 50,000,000 shares authorized. For every dollar invested by the Plan Deposit Party, ___ shares shall be issued to the Plan Deposit Party. The Class A and Class B Common Stock will be eliminated, and
- a new Series B of Preferred Stock, $0.001 par value, 100 shares authorized. Ten (10) Shares of the Series B will be issued to certain administrative claim parties for

services rendered subsequent to the August 28, 2020 filing date and during the period of Chapter 11 Reorganization. Each share, at the election of the holder, willl be convertible into 1% of all Classes of Common Stock (Class C or any additional classes created)at the time of an election of conversion of any individual share. IronClad retains the right to repurchase and retire any individual share for $500,000 for each share.

C. Reorganized Debtor's Business Plan

The Reorganized Debtor's Business Plan is attached hereto as **Exhibit "7"** and is incorporated herein by reference for all purposes.

D. Disbursing Agent

The Debtor shall act as the Disbursing Payment and shall, on the Effective Date, or as soon thereafter as claims are allowed, make all cash payments due to Administrative Creditors with Allowed Claims, and the cash payments due to Creditors with Allowed Claims in Class 1.Date.

E. Issuance of Class 3 Plan Notes

On the Effective Date the Reorganized Debtor shall issue to each Creditor with Allowed Claims in Class 3 under the Plan a Plan Note. Prior to the Effective Date Debtor shall file objections to the Unsecured Claims in Class 3. As Claims objected to by Debtor in Class 3 are allowed by Final Order, Class 3 Notes shall, accordingly, be issued to such holders of Claims Allowed after the Effective Date.

F. Reorganized Debtor's Management

1. *The Post-Effective Date Directors of the Reorganized Debtor.*

On the Effective Date the, following individuals shall be installed on Effective Date as members of the Reorganized Debtor's Board: James D. McGraw; Mark A. Watson; and Miguel A. Yanez. The resumes for each board member are set forth below:

Mark A. Watson joined the Board on February 28, 2018. Mr. Watson brings twenty-six years of corporate and international leadership, and start-up and managerial experience as the internal founder of Accessories Operations and current Director of Device Sourcing of Fitbit, Inc. Fitbit is the world leader in health and fitness accessories.

He previously served as Client Team Director of PCH International, driving growth, delivery, manufacturing, and distribution of high quality, high-end consumer electronics, including Android devices and iPhones. Mr. Watson's management and development experience with Microsoft includes pioneering the evolution of the popular Xbox video gaming product as a founding member of Xbox Operations and Xbox Accessory Operations. He steered design of the sourcing processes and architected the IT vision for Xbox manufacturing.

Mr. Watson is a former Senior Consultant with Deloitte Consulting LLP and began his career in Operations at Coca-Cola Enterprises, Inc. He attended Baylor University.

Miguel A, Yanez was elected to the Board of Directors as a director of IronClad Encryption Corporation on and effective as of August 27, 2020. Mr. Yanez will hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.

Mr. Yanez previously served as IronClad's Vice President of Sales (Phone and Mobile Communications). He brings extensive experience in the fields of aerospace and defense business development, national security operations, counter-terrorism management and operations, and military/police training. He currently sits on the board of M7 TecGroup LLC and Strategic Vaccines LLC. His current activities also include working with US & Allied nations to bring a COVID and emerging viral threat vaccine/therapeutic to market.

He previously conducted business development throughout Sub-Saharan Africa, Central and South America for Silent Circle, a company offering secure enterprise communication solutions including software, devices including phones, and services. Mr. Yanez also currently speaks and consults on topics of counter-terrorism, business continuity during global insecurity and works with select private clients on security matters.

Prior to entering the civilian and business worlds Miguel served with distinction in the United States military as member of the elite Navy SEAL Teams; he was highly decorated as a counter terrorism operative. He held a Top Secret/Sensitive Compartmented Information security clearance while serving. He is fluent in Spanish and Portuguese. Mr. Yanez attended Texas Tech University and the University of Houston majoring in Architecture.

James D. McGraw is the President and Chief Executive Officer. Mr. McGraw has served as Chief Executive Officer since January 6, 2017.

Mr. McGraw also serves as a Director and Chairman of the Board (and Principal Executive Officer). Mr. McGraw, prior to its Chapter 11 filing, oversaw IronClad's day-to-day operations, negotiating strategic partnerships and raising growth capital. Prior to IronClad, Mr. McGraw was co-founder of Nova Biosource Fuels, Inc. where he served as its President and as a Board Member. Mr. McGraw addressed venture capital and investment funding needs guiding the company to a successful public offering in 2006. In this role, Mr. McGraw proved himself to be an effective champion of stockholders' interests.

In previous roles, Mr. McGraw provided investment banking services to over 150 companies including Adtec Digital, American Rice, Blockbuster Video, Chuck E. Cheese, Dryper, DataVan, International Recovery, Republic Industries and Swift Energy. Over his

twenty-five-year career, he has held posts as founder, CEO and President in a wide range of business sectors, including oil and gas, and computer technology, and has experience in large-scale roll-ups. Mr. McGraw holds a Secret security clearance with the U.S. Government.

2. ***Post-Effective Date Officers of the Reorganized Debtor.***

On the Effective Date, the following individuals shall be installed as the officers of the Reorganized Debtor: Mr. C. David Staffel, President; and Mr. David G. Gullickson, as Vice-President, Treasurer, and Chief Financial Officer.

C. David Staffel is a corporate leader, technologist and entrepreneur with over 20 years of experience at matching and integrating effective technologies into organizational goals, strategies and investments. Mr. Staffel started his career in the United States Army Special Operations and then applied those military leadership skills and principles in the civilian tech business world. He has continuously been dedicated to the craft of first understanding and then translating customer and business goals into product and engineering requirements.

Mr. Staffel has provided leadership to engineering, product and sales teams at senior management levels with organizations such as IBM, LightEdge, Lone Star Tangible Assets and others. SaaS platforms, Security and Compliance for Cloud and Data Centers, IT Infrastructure Management, Data Encryption, eCommerce, ERP, and Machine Learning are examples of companies, products and services for which he has been responsible and effective.

He completed his career in the United States Army as a Major (with a Top Security clearance) and having served five combat tours in Infantry, Rangers and Special Forces Units with front-line combat assignments in the 101st Airborne Division, 75th Ranger Regiment, and the 3rd Special Forces Group. Mr. Staffel was awarded the U.S. Bronze Star Medal on two occasions for his decisive actions in combat, and the Army Commendation Medal (with a four oak leaf cluster) as well as several similar individual and unit medals for valor and distinguished service.

Mr. Staffel earned a B.A. degree from Stephen F. Austin University, and two Master of Science degrees: one from The University of Texas McCombs School of Business in Austin, and the other from the University of Southern California, Spatial Sciences Institute.

David G. Gullickson joined the Company on April 17, 2017 and serves as IronClad's Vice President of Finance, Treasurer, and Chief Financial Officer (and, for SEC reporting purposes, Principal Financial and Accounting Officer). He has over twenty-five years of experience as a corporate executive officer, Chief Financial Officer or Chief Accounting Officer (and corporate Secretary) of several SEC-registered companies on each of the major U.S. (and a Canadian) exchanges and markets, as well as for companies owned

by private-equity companies that planned or implemented initial and secondary public offerings.

Mr. Gullickson has held positions most recently as Vice President, Treasurer, and Principal Financial and Accounting Officer of Hyperdynamics Corporation (OTC QX "HDYN"), Chief Financial Officer of the Southern Ute Indian Tribe (a domestic sovereign nation with over $5,000,000,000 in assets and $300,000,000 of Tribe issued bonds that are "AAA" rated by Fitch and Moody's), CFO of Greenfields Petroleum Corporation (TSX Venture: "GNF") operating offshore, Caspian Sea oil and gas properties in Baku, Afghanistan, and similar companies.

Mr. Gullickson started his accounting career in the audit group of Ernst & Young, LLP and is a Certified Public Accountant. He holds two degrees from the University of Texas in Austin: a B.A. degree in Economics, and a Master of Professional Accounting degree.

G. Free And Clear of Liens, Claims and Encumbrances.

On the Effective Debtor the assets of the Debtor's Bankruptcy Estate shall revert to the Reorganized Debtor free and clear of all liens, claims and encumbrances, except as specifically noted in the Mediated Settlement Agreement.

VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

The occurrence of each of the following events shall be a separate condition to the Effective Date, which conditions may be waived, in whole or in part, by agreement of the Debtor and the Committee, in writing, at any time without notice, or by an order of the Bankruptcy Court.

A. Entry of Confirmation Order

The Confirmation Order shall have been signed by the Court and duly entered on the Court's docket in form and substance acceptable to the Debtor, and shall include, among other things, findings of fact and/or conclusions of law that:

1. approve the terms of the Plan, as it may be amended or modified, and all other agreements contemplated by the Plan;

2. reserve the jurisdiction of the Bankruptcy Court in accordance with Article XIII, below; and

3. provide, pursuant to § 1125(e), that persons who have solicited acceptances or rejections of the Plan have acted in good faith and in compliance with the provisions and are not liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan.

B. Finality of Confirmation Order; Waiver

The Confirmation Order, in form and substance satisfactory to Debtor and Reorganized Debtor shall either have become a Final Order, or such condition shall have been waived by an agreement of the Debtor and the Reorganized Debtor.

C. The 9019 Motion

Lerner and the Debtor shall have filed on February 15, 2021, the 9019 Motion, and the Court shall have entered the 9019 Order, which shall have become a Final Order.

D. The Plan Contribution

J.D. McGraw shall have made the $260,000 Plan Contribution and the $500,000 deposit to provide for Initial Payment to Lerner in accordance with the Plan.

IX. PRESERVATION OF RETAINED CLAIMS AND VESTING

Vesting. The Bankruptcy Estate shall be closed upon the Effective Date, and, simultaneously, the assets of the Bankruptcy Estate, to the fullest extent possible under the law, shall revert to and be vested in the Reorganized Debtor free and clear of liens, claims and encumbrances, except with respect to the pledge of security under the Security Agreement, as that term is defined in the Mediated Settlement Agreement, as well as the Class 3 Plan Notes, which shall continue to be obligations of the Reorganized Debtor until paid in full in accordance with their terms.

Retention and Enforcement of Causes of Action. Except as otherwise provided in the Plan, all causes of action that the Debtor and its estates may hold against any person or entity shall revert to, and be owned by, the Reorganized Debtor. Upon the Effective Date the Adversaries shall be dismissed with prejudice.

Any and all Retained Claims shall survive entry of the Confirmation Order for the benefit of the Reorganized Debtor.

Settlement of Retained Claims and Objections to Claims. After the Effective Date, the Reorganized Debtor shall be authorized to settle and compromise any and all Retained Claims and file, prosecute and settle any objections to Claims, by filing a notice of settlement with the Bankruptcy Court and the applicable settlement entered into between the Reorganized Debtor and a defendant or holder of a claim (a "***Settlement Notice***").

X. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Under § 365, the Debtor has the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If the Debtor rejects an executory contract or unexpired lease that was entered into before the Filing Date, it will be treated as if it had been breached on the date immediately preceding the Filing Date, and the other party to the agreement may assert a General Unsecured Claim in Class 1 or 2 for damages incurred as a result of the

rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by applicable sections of the Bankruptcy Code. Debtor is unaware of any contracts that need to be rejected under the Plan.

The Plan constitutes a motion to reject any executory contracts to which the Debtor is a party listed on Amended Bankruptcy Schedule G and not otherwise assumed or subject to a pending assumption motion or rejected pursuant to a Final Order. If the rejection by the Debtor pursuant to the Plan or otherwise of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely proof of Claim or a proof of Claim that is deemed to be filed timely under applicable law, then such Claim will be forever barred and unenforceable against the Debtor and the Reorganized Debtor, unless a proof of Claim is filed with the clerk of the Court and served on counsel for the Proponents within thirty (30) days after entry the Confirmation Order.

Furthermore, any licensee of intellectual property shall retain all of its rights even if the agreement is rejected as provided in Section 365 of the Bankruptcy Code, unless such license is otherwise avoidable in bankruptcy or subject to being set aside under non-bankruptcy law.

The Lerner and Barrett Employment Agreements and any claims against the Debtor's Estate arising from or related thereto have been settled and compromised pursuant to the Mediated Settlement Agreement, and such employment agreements shall no longer be enforceable against the Reorganized Debtor. The full agreement between the DebtorParties and the Lerner Parties with regard to these agreements is contained within the Mediated Settlement Agreement.

XI. MODIFICATIONS AND AMENDMENTS

The Proponent may alter, amend, or modify the Plan or any Exhibits thereto under § 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to the Effective Date, the Debtor may, under § 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure approved with respect to the DS/Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

XII. RETENTION OF JURISDICTION

Under 11 U.S.C. §§ 105(a) and 1142, and notwithstanding entry of the Confirmation Order and passage of the Consummation Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or Priority Claim or the resolution of any objections to the allowance or priority of Claims or Interest;

B. Hear and determine all applications for compensation and reimbursement of expenses of Administrative Claims or Priority Claims;

C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the Reorganization or allowance of any Claims arising therefrom;

D. Effectuate performance of and payments under the provisions of the Plan;

E. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with the DS/Plan or the Confirmation Order;

F. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

G. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

H. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

I. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

J. Hear and determine any matters arising in connection with or relating to the DS/Plan, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the DS/Plan or the Confirmation Order;

K. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Debtor's Bankruptcy Case;

L. Hear and determine matters concerning state, local, and federal taxes in accordance with §§ 346, 505, and 1146;

M. Hear and determine all matters related to the property of the Debtor's Bankruptcy Estate from and after the Consummation Date;

N. Hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and

O. Enter a final decree closing the Debtor's Bankruptcy Case.

XIII. EFFECTS OF CONFIRMATION, RELEASES, INJUNCTIONS, EXCULPATIONS AND INJUNCTIONS.

A. Settlement, Compromise, and Release of Claims and Interests

The DS/Plan proposes to release the Debtor, the Reorganized Debtor and the Plan Deposit Party, J.D. McGraw, and to exculpate the Exculpated Parties. The Plan Proponents will show at the Confirmation Hearing that such releases are appropriate and may be approved by the Court utilizing the following five-part test: (1) an identity of interest between the debtor and the third party, such that a suit against the non-debtor is, in essence, a suit against the debtor or will deplete assets of the estate; (2) substantial contribution by the non-debtor of assets to the reorganization; (3) the essential nature of the injunction to the eorganization to the extent that, without the injunction, there is little likelihood of success; (4) an agreement by a substantial majority of creditors to support the injunction, specifically if the impacted class or classes "overwhelmingly" votes to accept the plan; and (4) provision in the plan for payment of all or substantially all of the claims of the class or classes affected. *In re Millennium Lab Holdings II, LLC,* 575 B.R. 252, 263–71 (Bankr. D. Del.2017), aff'd sub nom., 591 B.R. 559, 2018 WL 4521941 (D. Del. Sept. 21, 2018).

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtor's restructuring through efforts to negotiate and implement the DS/Plan, which will maximize and preserve the going-concern value of the Reorganized Debtor for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release, exculpation and injunctive provisions set forth below.

Debtor believes that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standards promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

B. Release of the Debtor

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Releasing Party is deemed to have released and discharged the Debtor and the Reorganized Debtor, and their respective directors, officers, agents, predecessors, successors and assigns of and from any and all Causes of Action and Claims, including any and all Derivative, Causes of Action and Claims, that relate to or concern any of the following:

(i) the Debtor's restructuring efforts, or the formulation, preparation, dissemination, negotiation, or Filing of the DS/Plan;

(ii) the restructuring transaction contemplated in the DS/Plan, or any contract, instrument, release, or other agreement or document created or entered into pursuant to the DS/Plan;

(iii) the Chapter 11 Case, the DS/Plan, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the DS/Plan, including the cancellation, issuance or distribution of Securities pursuant to the DS/Plan;

(iv) any other Cause of Action or Claim concerning any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of the Reorganized Debtor or any other Entity under the DS/Plan, any or any document, instrument, or agreement executed to implement the DS/Plan.

C. Third Party Release of Plan Deposit Party

As of the Effective Date, each Releasing Party is deemed to have released and discharged the Plan Deposit Party of and from any and all Causes of Action and Claims, including any Derivative Claims, Causes of Action and Claims, that relate to or concern any of the following:

(i) the Debtor's restructuring efforts, or the formulation, preparation, dissemination, negotiation, or Filing of the DS/Plan;

(ii) the restructuring transaction contemplated in the DS/Plan, or any contract, instrument, release, or other agreement or document created or entered into pursuant to the DS/Plan;

(iii) the Chapter 11 Case, the DS/Plan, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the DS/Plan, including the cancellation, issuance or distribution of Securities pursuant to the DS/Plan;

(iv) any other Cause of Action or Claim concerning any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of the Reorganized Debtor or any other Entity

under the DS/Plan, any or any document, instrument, or agreement executed to implement the DS/Plan.

D. Exculpation

Except as otherwise specifically provided in the DS/Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released, discharged and exculpated from, any liability to any holder of a Cause of Action, Claim, or Interest for or related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, preparation, dissemination, negotiation, filing, or consummation of the DS/Plan, any Plan Supplement, or restructuring transaction contemplated in the DS/Plan, contract, instrument, release, or other agreement or document created or entered into in connection with the DS/Plan, any plan supplement, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the DS/Plan, including the cancellation. issuance or distribution of securities pursuant to the DS/Plan, or the distributions under the DS/Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Causes of Action related to any act or omission that is determined by Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the DS/Plan. The Exculpated Parties and other parties set forth above have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the DS/Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E. Injunction

Except as otherwise expressly provided in the DS/Plan or for obligations issued or required to be paid pursuant to the DS/Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the DS/Plan, shall be discharged pursuant to the DS/Plan, or are subject to exculpation pursuant to the DS/Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Debtor, or the Released Parties or the Exculpated Parties: (i) commencing or continuing in any manner any Cause of Action, action or other proceeding of any kind on account of or in connection with or with respect to any such Causes of Action, claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities, on account of or in connection with or with respect to any such Causes of action, claims or interests; (iv)

asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Causes of Action, claims or interests, unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Cause of Action, claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Cause of Action, claims or interests released, exculpated or settled pursuant to the DS/Plan.

F. Discharge

Except as otherwise provided in the DS/Plan, the occurrence of the Effective Date shall operate as a discharge, pursuant to, and to the full extent of, section 1141(d)(1) of the Bankruptcy Code, effective as of the Effective Date, of any and all Claims against the Debtor that arose at any time prior to the Effective Date. On and after the Effective Date, as to every discharged debt and Claim, the Entity that held such debt or Claim shall be precluded from asserting against the Reorganized Debtor or its property any other or further Claim based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

G. Recoupment

In no event shall any holder of Claims or Interests be entitled to recoup any Claim, right, or Cause of Action of the Debtor, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtor on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

H. Reimbursement of Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the holder of such Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

I. Special Provision Governing Fee Claims and Final Fee Applications

For the avoidance of doubt, the provisions in **Article XIII** hereof shall not waive, affect, limit, restrict, or otherwise modify the right of any party in interest to object to any Fee Claim or final fee application Filed by any Professional in these Chapter 11 Cases.

XIV. MISCELLANEOUS PROVISIONS

Severability of Plan Provisions. If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of a party in interest, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Successors and Assigns. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

Consummation of Plan. The Confirmation Order shall include (a) a finding by the Bankruptcy Court that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order; and (b) the Bankruptcy Court's authorization for the Proponents to consummate the Plan immediately after entry of the Confirmation Order. Consummation of the Plan shall occur on the Effective Date.

Governing Law. Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (i) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, and (ii) corporate governance matters shall be governed by the laws of the state of incorporation, without giving effect to the principles of conflicts of law thereof.

XV. CONFIRMATION OF THE PLAN

A. VOTING PROCEDURES AND REQUIREMENTS

The Proponents are providing copies of this Combined Disclosure Statement and Plan and Ballots to all known holders of Impaired Claims who are entitled to vote on the Plan.

Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims against the Debtor that are "Impaired" under the terms and provisions of the Plan and entitled to receive a Distribution thereunder are entitled to vote to accept or reject the Plan. Accordingly, Classes of Claims or Interests that are not Impaired under the terms and provision of the Plan are *not* entitled to vote on the Plan. In addition, Classes of Claims or Interests that are not entitled to a Distribution under the terms and provisions of the Plan are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

Under the Plan, holders of Claims in Class 2, 3, and 4 are, or may be determined to be, Impaired. Classes 2, 3 and 4 are entitled to vote. Class 1 is not Impaired and is deemed to have accepted the Plan. Classes 5 and 6 are Impaired and deemed to reject the Plan. The following voting procedures (the "***Voting Procedures***") have been established with respect to the amount

and classification of Claims and Interests, and the determination of the validity of Ballots submitted, for voting purposes:

Unless otherwise provided below, a claim will be deemed temporarily allowed for voting purposes in an amount equal to (i) if a timely filed proof of claim has not been filed, the amount of such claim as set forth in the schedules of assets and liabilities, filed by the Debtor or (ii) the amount of such claim as set forth in a timely filed proof of claim.

If a claim is deemed allowed in accordance with the Plan, such claim will be allowed for voting purposes in the deemed allowed amount set forth in the Plan.

If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, such claim will be temporarily allowed for voting purposes in the amount so estimated or allowed by the Court.

Ballots that are otherwise validly executed but do not indicate either acceptance or rejection of the Plan will not be counted.

Only Ballots that are timely received with signatures will be counted. Unsigned ballots will not be counted.

Ballots postmarked prior to the Voting Deadline, but received after the Voting Deadline, will be counted.

Ballots that are illegible, or contain insufficient information to permit the identification of the creditor, will not be counted.

If a creditor simultaneously casts inconsistent duplicate ballots, with respect to the same claim, such ballots shall not be counted.

Unless otherwise ordered by the Court, questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of ballots shall be determined by the Bankruptcy Court at the Confirmation Hearing.

IN ORDER TO BE COUNTED, EXCEPT TO THE EXTENT THE DEBTOR SO DETERMINE OR AS PERMITTED BY THE BANKRUPTCY COURT PURSUANT TO BANKRUPTCY RULE 3018, BALLOTS MUST BE SIGNED AND RETURNED SO THAT THEY ARE RECEIVED NO LATER THAN MARCH 5, 2021, AT THE FOLLOWING ADDRESS:

Leonard H. Simon, Esq.
TBN: 18387400; SDOT: 8200
The Riviana Building
2777 Allen Parkway, Suite 800
Houston, Texas 77019
(713) 737-8207 (Direct)
(832) 202-2810 (Direct Fax)
lsimon@pendergraftsimon.com

**ATTORNEY IN CHARGE
FOR DEBTOR**

BALLOTS WILL BE ACCEPTED BY REGULAR MAIL, FACSIMILE OR EMAIL

As mentioned above, if your Ballot is not signed and returned as described, it will not be counted. If your Ballot is damaged or lost, or if you do not receive a Ballot, you may request a replacement by addressing a written request to Committee's co-counsel at the above address by regular mail, facsimile or email. Please follow the directions contained on the Ballot carefully.

The process of soliciting acceptance of the Plan must be fair and open without outside influence in the form of representations, inducements or duress of any kind. To the extent that you believe solicitation of your vote from any party is being sought outside of the judicially-approved and statutorily-defined disclosure requirements and Voting Procedures, please contact counsel for the Debtor.

B. ACCEPTANCE

Acceptance of the Plan requires that each Impaired Class of Claims or Interests (as classified therein) accepts the Plan, with certain exceptions hereinafter discussed below. Thus, acceptance of the Plan requires acceptance by each of the Impaired Classes.

Classes of Claims and Interests that are Unimpaired under the Plan are deemed to have accepted the Plan. Acceptances of the Plan are being solicited only from those persons who hold Claims or Interests of Impaired Classes.

The Bankruptcy Code defines acceptance of the Plan by a Class of Claims as acceptance by the holders of at least two-thirds (2/3) in dollar amount and a majority in number of Claims of that class, but for that purpose, only those Claims, the holders of which actually vote to accept or reject the Plan, are counted.

C. ACCEPTANCE OR REJECTION OF THE PLAN

Classes Entitled to Vote. Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Ballots shall be cast and tabulated with respect to Claims against and Interests in the Debtor's Bankruptcy Estate. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Class 1 is not Impaired and deemed to have accepted the Plan. Classes 2, 3, and 4 are Impaired and are entitled to vote. Classes 5 and 6 are Impaired and deemed to reject the Plan.

Acceptance or Rejection by Impaired Classes. An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under § 1126(e)) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan; and (ii) the holders (other than any holder designated under § 1126(e)) of more than one half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. A Class is deemed not to have accepted the Plan if the Plan provides that the Claims or Interests of

such Class do not entitle the holders of Claims or Interests in such Class to receive or retain any property under the Plan on account of such Claim or Interest.

Cramdown. The Debtor may request Confirmation of the Plan, as it may be modified from time to time, under § 1129(b) ("***Cramdown***") if necessary and/or applicable.

D. CONFIRMATION OF THE PLAN

To confirm the Plan, § 1129 requires the Bankruptcy Court to make a series of determinations concerning the Plan, including, without limitation: (i) that the Plan has classified Claims and Interests in a permissible manner; (ii) that the contents of the Plan complies with the technical requirements of the Bankruptcy Code; (iii) that the Debtor has proposed the Plan in good faith; and (iv) that the Debtor has made disclosures concerning the Plan which are adequate and include information concerning all payments made or promised in connection with the Plan and the IronClad Bankruptcy Case. The Debtor believes that all of these conditions have been or will be met with respect to the Plan.

The Bankruptcy Code requires that, unless the Cramdown provisions of the Bankruptcy Code (as discussed below) are utilized, as a condition precedent to confirmation, the Plan be accepted by the requisite votes of each Class of Claims and Interests voting as separate Classes. Therefore, the Bankruptcy Court must find, in order to confirm the Plan, that the Plan has been duly accepted. In addition, the Bankruptcy Court must find that the Plan is feasible and that the Plan is in the "best interests" of all holders of Claims and Interests. Thus, even if holders of Claims were to accept the Plan by the requisite number of votes, the Bankruptcy Court is still required to make independent findings respecting the Plan's feasibility and whether the Plan is in the best interests of holders of Claims and Interests before it can confirm the Plan.

E. THE BEST INTERESTS TEST

Whether or not the Plan is accepted by each Impaired Class of Claims entitled to vote on the Plan, in order to confirm the Plan the Bankruptcy Court must independently determine, pursuant to § 1129(a)(7), that the Plan is in the best interests of each holder of an Impaired Claim or Interest that has not voted to accept the Plan. This requirement is satisfied if the Plan provides each non-accepting holder of a Claim or Interest in such Impaired Class a recovery on account of such holder's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the Distribution each such holder would receive in a Reorganization of the Debtor under Chapter 7. This requirement is commonly referred to as the "Best Interests of Creditors Test." The Plan satisfies this test.

The Plan provides the possibility for a greater recovery to the creditors than such creditors would receive under a liquidation pursuant to chapter 7. The recovery to each creditor with an Allowed Unsecured Claim in Classes 1 and 2 is far greater than such Creditor would receive if the case was liquidated in a Chapter 7 case as of the Effective Date. Debtor's Liquidation Analysis appears on **Exhibit "6"** hereto.

F. FEASIBILITY

The Debtor has provided a Business Plan, which is attached hereto as **Exhibit "7"**.. The projections provided in the Business Plan clearly show that the Reorganized Debtor will be capable of making the payments provided for in the Class 2 Plan Notes. Payments to Class 1 Creditors will be in cash and paid on the Effective Date.

XVI. DISCLAIMERS

The Proponents have No Duty to Update. The statements contained in this Disclosure Statement and Plan are made by the Debtor as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement and Plan after that date does not imply that there has been no change in the information set forth herein since that date. The Proponents have no duty to update this Disclosure Statement and Plan unless otherwise ordered to do so by the Bankruptcy Court.

Source of Information. Counsel for the Debtor has relied on pleadings filed in the Bankruptcy Case and Counsel for Debtor has relied upon information provided by the Debtor in connection with the preparation of this Disclosure Statement and Plan. Although counsel has performed certain limited due diligence in connection with preparing this Disclosure Statement and Plan, no independent verification of the information contained herein has been performed.

No Legal or Tax Advice Provided. The contents of this Disclosure Statement and Plan should not be construed as legal, business or tax advice. Each creditor or holder of an Interest should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Interest.

This Disclosure Statement and Plan is not legal advice to you. This Disclosure Statement and Plan may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

No Admission Made. Nothing contained herein shall constitute an admission of any fact or liability by any party (including, without limitation, the Proponents) or be deemed evidence of the tax or other legal effects of the Plan on the Proponents or on holders of Claims or Interests.

No Regulatory Agency Approval. No governmental or other regulatory agency approvals have been obtained as of the date of the mailing of the Plan and Disclosure Statement and Plan.

XVII. CONCLUSION AND RECOMMENDATION

The Debtor and the Reorganized Debtor believe that Confirmation of the Plan is desirable and in the best interests of all holders of Claims and Interests. The Proponents therefore urge you to vote to accept the Plan and to evidence such acceptance by returning the Ballot(s) so they will be received by the Voting Deadline.

Dated: February 15, 2021.

PENDERGRAFT & SIMON

By: */s/* Leonard H. Simon
Leonard H. Simon, Esq.
TBN: 18387400; SDOT: 8200
The Riviana Building
2777 Allen Parkway, Suite 800
Houston, Texas 77019
(713) 737-8207 (Direct)
(832) 202-2810 (Direct Fax)
lsimon@pendergraftsimon.com
ATTORNEY IN CHARGE FOR DEBTOR

/s/ J.D. MCGRAW
J.D. Mcgraw, Chairman and Chief Executive Officer, and Plan Proponent

EXHIBIT "C"

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE: **IRONCLAD ENCRYPTION CORPORATION,** ,	§ § § § § § §	Case No. **20-34332** Chapter 11 Debtor

FIRST MODIFICATION TO SECOND AMENDED COMBINED PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

Leonard H. Simon, Esq.
TBN: 18387400; SDOT: 8200
William P. Haddock, Esq.
TBN: 00793875; SDOT: 19637
PENDERGRAFT & SIMON, L.L.P.
T2777 Allen Parkway, Suite 800
Houston, Texas 77019
(713) 528-8555 (Telephone)
(713) 253-2810 (Mobile)
(832) 202-2810 (Telecopy)
Email: lsimon@pendergraftsimon.com

ATTORNEYS IN CHARGE FOR DEBTOR

On February 15, 2021, the Debtor filed its Second Amended Combined Plan Of Reorganization and Disclosure Statement. ("DS/Plan"), ECF Doc #44.

Debtor wishes to resolve certain objections raised by two parties who have filed Objections to Debtor's request for final approval of the disclosure provided in the DS/Plan and confirmation of the Plan provided for in the DS/Plan. Those objections are as follows:

- Objection to Final Approval of Disclosure and Confirmation Of Plan filed by filed by of Hybrid Titan Management, LLC. ECF Doc 51 (the "Hybrid Confirmation Objection") .

- PollenTech Oy's Objection to the Second Amended Combined Plan Of Reorganization And Disclosure Statement. ECF Doc 50 ("PollenTech Oy Objection").

In order to resolve the above, Debtor hereby modifies the Plan contained in the DS/Plan to remove paragraph XIII-C on page 29 of the DS/Plan. Further, as to the

Anything to the contrary notwithstanding, nothing in the Plan as modified or in the Confirmation Order shall prevent or prohibit PollenTech Oy from proceeding against James Doyle McGraw, and any other officers, directors, or shareholders of the Debtor in the proceeding styled: *PollenTech Oy v. IronClad Encryption Corporation,* in the 333rd District Court of Harris County, Texas, Cause No, 2019-32044, ("Harris County Lawsuit"); provided, however, PollenTech Oy is permanently enjoined from proceeding against the Debtor in the Harris County Lawsuit or in any other forum or jurisdiction upon confirmation of the Debtor's Plan.

In exchange for this modification, PollenTech Oy has agreed to withdraw with prejudice the PollenTech Oy Objection.

Class 1 Modification. Class 1 under the Plan consists of claims of creditors having priority under 11 U.S.C. § 507(a)(8). The only priority thought to exist was the Claim of the IRS for late filing of a tax return due after the Filing Date, which the Debtor believed would be subject to a successful objection. Debtor has recently learned that the State of Delaware may also have a prepetition claim with priority under 11 U.S.C. § 507(a)(8) in the approximate amount of $20,000 for franchise taxes due by the Debtor. Such claims, to the extent allowed by the Court, will be satisfied in accordance with 11 U.S.C. § 1129(a)(9)(C). Such claims, to the extent allowed, shall be paid over a period ending not later than 5 years after the Filing Date. Payments of such claims, as allowed, shall be made in 16 quarterly payments of principal and interest, with interest at the Federal Judgment Rate in effect as of the Confirmation Date, with the first quarterly payment being due on the first business day of the first calendar quarter following the 12th month from and after Effective Date. Any balance due shall be paid on or before the expiration of five years after the Filing Date.

Dated: March 16, 2021.

PENDERGRAFT & SIMON

By: */s/* Leonard H. Simon
Leonard H. Simon, Esq.
TBN: 18387400; SDOT: 8200
The Riviana Building
2777 Allen Parkway, Suite 800
Houston, Texas 77019
(713) 737-8207 (Direct)
(832) 202-2810 (Direct Fax)
lsimon@pendergraftsimon.com
ATTORNEY IN CHARGE
FOR DEBTOR

/s/ J.D. MCGRAW
J.D. Mcgraw, Chairman and
Chief Executive Officer, and
Plan Proponent